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                                                                     Exhibit 2.1

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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                        VLASIC FOODS INTERNATIONAL INC.,

                                 VF BRANDS, INC.

                                       AND

                               H.J. HEINZ COMPANY




                          DATED AS OF JANUARY 25, 2001


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         ASSET PURCHASE AGREEMENT, dated as of January 25, 2001 (this
"Agreement"), by and among Vlasic Foods International Inc., a New Jersey corporation ("Seller"), VF Brands, Inc., a Delaware corporation and a wholly owned Subsidiary of Seller ("VFB" and, together with Seller and any other Subsidiary (as defined in Section 8.11) of Seller selling or assigning any Acquired Assets (as defined in Section 1.1), "Sellers"), and H.J. Heinz Company, a Pennsylvania corporation ("Purchaser").

                                    RECITALS:

         WHEREAS, Sellers are engaged in the business of (i) developing, producing, selling and marketing a variety of pickled food products, including pickles, peppers, sauerkraut and relish (the "Pickles Business"), and (ii) developing, manufacturing, selling, licensing, marketing and distributing barbecue sauce and grilling sauce products in the Retail Industry (as defined in Section 8.11) under the trademark "Open Pit," and exclusively licensing the "Open Pit" trademark for use in the Institutional and Food Service Industry (as defined in Section 8.11) (collectively, the "Sauce Business" and, together with the Pickles Business, the "Business"); and

         WHEREAS, Seller will file as promptly as practicable, but in no event later than two Business Days, after the date hereof, a voluntary petition (the "Petition") for reorganization relief pursuant to Chapter 11 of title 11 of the United States Code, 11 U.S.C. Section 101-1330 (as amended, the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (the "Bankruptcy Case"); and

         WHEREAS, upon the terms and subject to the conditions set forth herein and as authorized under Sections 105, 363 and 365 of the Bankruptcy Code, Purchaser desires to purchase and assume from Sellers, and Sellers desire to sell, transfer, assign, convey and deliver to Purchaser, substantially all of the assets relating to the Business, together with certain obligations and liabilities relating thereto;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:


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                                    ARTICLE I

                                 SALE OF ASSETS

         Section 1.1. Acquired Assets. On the terms and subject to the conditions set forth herein, on the Closing Date (as defined in Section 1.8), Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Purchaser, and Purchaser shall purchase and accept, all of Seller's, VFB's and any other Subsidiaries' right, title and interest in and to (i) the assets, properties, rights, claims, contracts and businesses of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, which are shown on the Closing Balance Sheet (as defined in Section 1.7(a)) and (ii) the assets, properties, rights, claims, contracts and businesses of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, which are primarily used or held for use in, or are otherwise required for the normal operation of, the Business, including all those items in the following categories, whether or not shown on the Closing Balance Sheet, other than assets described in clause (i) or clause (ii) above which are Retained Assets (as defined in Section 1.2 below) (collectively, the "Acquired Assets"):

         (a) Equipment. All machinery, fixtures, furniture, equipment, automobiles, trucks, vehicles, tooling, tools, dies, molds, office equipment, furnishings and other items of personal property;

         (b) Inventory. All inventory, finished goods, works in process, raw materials, ingredients and packaging materials (collectively, the "Inventory") owned by Seller or its Subsidiaries at the time of the Closing (as defined in Section 1.8);

         (c) Materials and Supplies. All materials, supplies, parts, point of purchase materials, accessories, goods and other like products or items;

         (d) Intellectual Property. All registered and common law trademarks and trade names, service marks and service names, and registrations and applications for registration thereof, and foreign counterparts thereof (if any), Internet domain names and associated content, logos, designs, slogans, trade dress and general intangibles of like nature, together with the goodwill associated therewith, including, without limitation, the "hot pockets" trademark rights of any Seller and its Subsidiaries (whether or not related to the Business) and those identified in Section 2.13(a)(i) of the Seller Disclosure Schedule (as defined in the introduction to Article II) ("Trademarks"); all patents, patent applications and foreign counterparts thereof (if any) ("Patents"); all copyrights, copyright applications and copyright registrations and foreign counterparts thereof (if any); and all inventions, customer lists, discoveries, trade secrets, improvements, formulae, practices, processes, methods, technology, process sheets, mixing instructions, recipes and know-how and similar proprietary rights and related licenses and other agreements (all of the foregoing are collectively referred to as the "Intellectual


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Property"); provided, however, that computer software, programs and source disks, and related program documentation, tapes, manuals, forms, guides and other materials that are owned by or are licensed to Seller or any Affiliate (as defined in Section 8.11) of Seller shall not constitute or be deemed to constitute Intellectual Property for any purposes of this Agreement).

         (e) Contracts. All rights in and to all written and oral distribution agreements, consignment agreements, agency agreements, co-packing agreements, license agreements, leases, broker agreements, confidentiality agreements (under which any Seller has provided information to or received information from a third party in respect of the Business), all purchase orders for the sale or purchase of goods and services, or both, and all other contracts and other agreements of whatever nature (whether written or oral) to which any transferring party is a party or otherwise has rights under (collectively, the "Contracts");

         (f) Accounts Receivable. All accounts and notes receivable, letters of credit and other rights to receive payments (collectively, "Accounts Receivable");

         (g) Prepaid Expenses. All prepaid expenses, credits or similar advance payments;

         (h) Claims. All rights, privileges, claims, demands, prepayments, deposits, refunds, indemnification agreements in favor of any transferring party with, and indemnification and similar rights against, third parties, warranty claims (to the extent transferable), offsets and other claims (other than any claims by Sellers under this Agreement and under Sections 544, 545, 547 and 548 of the Bankruptcy Code);

         (i) Books and Records. Except as provided in Section 1.2(c), all sales and business records, files, books of account, customer and supplier lists, books and records relating to Taxes (as defined in Section 2.16) related solely to the Business and the Acquired Assets, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising materials, customer lists, cost and pricing information, business plans, quality control records and manuals, blueprints, research and development files, litigation files, personnel records, credit records of customers and other books and records, manuals and other materials (in any form or medium);

         (j) Goodwill. All goodwill;

         (k) Permits. All Permits (as defined in Section 2.3);

         (l) Real Property. All owned real property, including the real property located at Imlay City, Michigan and Millsboro, Delaware;

         (m) UPC Codes. All UPC codes used on products sold in the Business; and


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         (n) Information Technology. All application systems and software, systems hardware and networking and communications assets as generally and specifically described on Exhibit 1.1(n) (the "Information Technology").

Subject to the terms and conditions hereof, at the Closing, the Acquired Assets shall be transferred or otherwise conveyed to Purchaser free and clear of all liabilities, obligations and Liens (as defined in Section 8.11) excepting only Assumed Liabilities (as defined in Section 1.3) and Permitted Liens (as defined in Section 2.12(a)) other than Permitted Liens required hereby to be released on or prior to the Closing Date.

         Section 1.2. Retained Assets. Notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include the Retained Assets. "Retained Assets" shall mean the following assets which are to be retained by any Seller and not sold or assigned to Purchaser:

         (a) Subject to Section 4.11, Contracts (i) which, by their terms and pursuant to Applicable Law (as defined in Section 8.11), are non-transferable or non-assignable, or (ii) are set forth in Section 2.8 of the Seller Disclosure Schedule under the heading "The following agreements will not be assumed by Purchaser";

         (b) All computer hardware and software, programs and source disks and related program documentation, tapes, manuals, forms, guides and other similar materials used in the Business and in the other businesses owned by Seller, except as set forth on Exhibit 1.1(n);

         (c) All books and records relating to Taxes (excluding those books and records relating to Taxes relating solely to the Business and the Acquired Assets), provided that Seller shall make such information available to Purchaser pursuant to Section 4.9 of this Agreement;

         (d) Subject to Section 4.11, all non-assignable or non-transferable Permits;

         (e) All real property owned by any Seller and located at Bridgeport, Michigan;

         (f) All machinery, equipment, tooling, tools, office equipment and similar items of personal property formerly used in the manufacture of pickled food products at Sellers' formerly owned manufacturing facility in Bridgeport, Michigan, none of which is currently used in the Business;

         (g) All deferred tax assets relating to the Business;

         (h) All rights, demands, claims, damages, suits, controversies and causes of action of any kind or character whatsoever, whether known or unknown, asserted or unasserted, and including but not limited to any state, federal, contractual, tort, equitable, statutory or common law claims for damages, injunctive relief or other recovery of any


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kind whatsoever, that Seller or any of its Subsidiaries
or Affiliates have or may have that are set forth on Exhibit 1.2(h);

         (i) All rights, title and interest in the assets set forth on Exhibit 1.2(i); and

         (j) All claims by Sellers under this Agreement and under Sections 544, 545, 547 and 548 of the Bankruptcy Code.

         Section 1.3. Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement and excluding the Retained Liabilities (as defined in Section 1.4), on the Closing Date, Purchaser shall assume and thereafter pay, perform and discharge when due the following obligations, liabilities, debts, charges, fees, commitments, expenses and disbursements of any Seller which have not been paid, performed or discharged as of the Closing (the "Assumed Liabilities"):

         (a) any and all liabilities and obligations relating primarily to the Business or the Acquired Assets that are (i) reflected on, but only to the extent reflected on, the Reference Balance Sheet (as defined in Section 2.5) or
(ii) trade accounts payable and accrued expenses incurred after the date of the Reference Balance Sheet in the ordinary course of business consistent with prior practice in accordance with the terms of this Agreement, except, in each case, for (A) liabilities for Taxes (other than payroll Taxes) relating to or arising out of the Business accruing, or with respect to any event or time period occurring, at or prior to Closing, (B) liabilities in respect of employees of Seller or its Affiliates or Plans except to the extent specifically assumed by Purchaser pursuant to Section 4.3, (C) intercompany accounts payable which do not represent trade accounts payable, (D) any items not included in current liabilities, (E) any items which are current liabilities that are not consistent with past practices, and (F) claims and litigation, including worker's compensation claims, or any other current liability of a type or category not reflected on the Reference Balance Sheet, except to the extent specifically assumed by Purchaser pursuant to this Agreement.

         (b) any and all liabilities, obligations and commitments arising out of Contracts (i) set forth on Section 2.8 of the Seller Disclosure Schedule except as listed under the heading "The following agreements will not be assumed by Purchaser", or not required to be set forth therein because of the amount involved, or (ii) that are entered in the ordinary course of business consistent with past practice after the date hereof and on or prior to Closing in accordance with this Agreement, in each case to the extent that such Contracts are validly assigned to Purchaser, and in each case excluding any obligation or liability for any breach thereof occurring prior to the Closing Date;

         (c) any and all liabilities and obligations in respect of Transferred Employees to the extent specifically assumed by Purchaser pursuant to Section 4.3;

         (d) any and all liabilities of Seller and its Subsidiaries to consumers in respect of any and all products sold by the Business, including liabilities in respect of product liability claims and liabilities for refunds, adjustments, allowances, exchanges,


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returns and warranty, merchantability and other claims, to the extent each such claim does not exceed $25 and the aggregate amount of all such claims does not exceed $50,000; and

         (e) any and all liabilities of Seller and its Subsidiaries in respect of those lawsuits, actions, proceedings and claims set forth in Exhibit 1.3(e) to the extent each such claim does not exceed $25,000.

         Section 1.4. Retained Liabilities. Notwithstanding any provision of this Agreement or any Collateral Agreement (as defined in Section 4.13) and regardless of any disclosure to Purchaser, Purchaser shall not assume and Sellers shall retain all liabilities and obligations of Sellers and their Affiliates (a) under the Amended and Restated Credit Agreement, dated as of September 30, 1998, by and among Seller, Morgan Guaranty Trust Company of New York and The Chase Manhattan Bank, as agents, and the other banks party thereto, as amended, (b) under the Indenture, dated as of June 29, 1999, by and between Seller and The Bank of New York, as trustee, (c) except for any accrued payroll Taxes assumed pursuant to Section 1.3, for Taxes related to operations of the Business or ownership of the Acquired Assets for any period ending on or prior to the Closing Date, (d) relating to or arising out of the operation of the Business or the ownership of the Acquired Assets prior to the Closing other than the Assumed Liabilities, (e) relating to the Retained Assets, (f) that are not items included in current liabilities or are items which are current liabilities that are not consistent with past practices, (g) which relate to claims and litigation, including worker's compensation claims, or are current liabilities of types or categories not reflected on the Reference Balance Sheet, except to the extent specifically assumed by Purchaser pursuant to this Agreement, (h) in respect of the lawsuits, actions, proceedings and claims set forth on Exhibit 1.4(h), (i) relating to any fees and expenses owed to Lazard Freres & Co., LLC, and (j) in respect of employees of Seller or its Affiliates or Plans, except to the extent specifically assumed by Purchaser pursuant to Section 4.3 (collectively, the "Retained Liabilities").

         Section 1.5. Transfer of Assets and Assumption of Assumed Liabilities.

         (a) At the Closing, the sale, transfer, assignment, conveyance and delivery of the Acquired Assets (other than the Owned Real Property (as defined in Section 2.12) and the Trademarks and Patents) shall be effected pursuant to a bill of sale and assignment substantially in the form of Exhibit 1.5(a) attached hereto (the "Bill of Sale").

         (b) At the Closing, the transfer of each Owned Real Property shall be effected pursuant to a special limited warranty or bargain or sale deed, without covenants against grantor's acts, in the customary form for the state in which such Owned Real Property is located (collectively, the "Deeds"), together with any reasonably necessary transfer declarations or other filings.

         (c) [Intentionally omitted].


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         (d) At the Closing, the transfer of the Trademarks and Patents owned or held by Seller or any of its Subsidiaries shall be effected pursuant to customary instruments of assignment or transfer, in form suitable for recording in the appropriate office or bureau (collectively, the "Intellectual Property Instruments").

         (e) At the Closing, the assumption of the Assumed Liabilities shall be effected pursuant to an assignment and assumption agreement substantially in the form of Exhibit 1.5(e) attached hereto (the "Assumption Agreement") and such other documents and instruments as may be necessary in order to effect Purchaser's assumption of the Assumed Liabilities.

         Section 1.6. Purchase Price. (a) Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, transfer, assignment, conveyance and delivery of the Acquired Assets, Purchaser shall (i) assume the Assumed Liabilities and (ii) pay to Seller at Closing by wire transfer in immediately available funds, $195,000,000 (the "Purchase Price"), as such Purchase Price may be adjusted in accordance with Section 1.6(b) (the "Adjusted Purchase Price"), less the Escrow Amount (as defined in Section 1.12). The Adjusted Purchase Price shall be subject to further adjustment following the Closing as provided in Section 1.7.

         (b) Not less than five Business Days prior to the scheduled Closing, Seller will deliver to Purchaser a notice indicating its good faith estimate of the Net Working Capital (as defined in Section 1.7(a)) for the Business as of the Closing (the "Estimated Net Working Capital"), along with a certificate of a duly authorized officer of Seller certifying the foregoing. If the Estimated Net Working Capital is less than $62,000,000, then such shortfall shall be deducted from the Purchase Price at Closing. If the Estimated Net Working Capital is greater than $62,000,000, then such excess shall be added to the Purchase Price at Closing.

         Section 1.7. Working Capital Adjustment.

         (a) Closing Balance Sheet. As soon as reasonably practicable following the Closing Date, and in any event within 90 days thereafter, Seller shall prepare and deliver to Purchaser (i) the audited balance sheet of the Business as of the close of business on the Closing Date (the "Closing Balance Sheet"), together with the audit reports of PricewaterhouseCoopers LLP-Philadelphia ("Seller's Accountant"), and (ii) a calculation of total current assets minus total current liabilities (excluding cash and cash equivalents, any deferred tax assets or liabilities or any accrual for any Taxes other than payroll Taxes) ("Net Working Capital") as reflected on the Closing Balance Sheet (the "Closing Net Working Capital Amount") (together with reasonable back-up information providing the basis for such balance sheet and calculation). Except as set forth on Exhibit 1.7(a), the Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles and practices of the United States in effect from time to time ("GAAP"), and on a basis consistent with the preparation of the Financial Statements (as defined in Section 2.5), including appropriate closing adjustments as if the Closing were at a fiscal year end. In order for Seller to prepare the Closing Balance Sheet, Purchaser will provide to Seller and Seller's employees, Seller's Accountant and other advisors


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prompt and full on-site access as shall be reasonable under the circumstances to the personnel and books, records, work papers and all other supporting accounting documents of the Business (and shall provide copies of such books, records, work papers and other supporting accounting documents as may be reasonably requested), to the extent reasonably related to the preparation of the Closing Balance Sheet and the calculation of the Closing Net Working Capital Amount. Purchaser acknowledges that Seller will have primary responsibility for preparation of the Closing Balance Sheet. Seller shall also give Purchaser and its representatives, including PricewaterhouseCoopers LLP-Pittsburgh ("Purchaser's Accountant"), access to all work papers and all other supporting accounting documents of the Business related to the preparation of the Closing Balance Sheet. In addition, Purchaser and its representatives, including Purchaser's Accountant, shall be entitled to ask questions, receive answers and request such other data and information from Seller and Seller's Accountant as shall be reasonable under the circumstances; provided, however, that notwithstanding the foregoing, all questions and requests to Seller's Accountant shall be made solely by Purchaser's Accountant. Seller shall also cause Seller's Accountant to provide to Purchaser's Accountant access to work papers prepared pursuant to the audit of the Closing Balance Sheet; provided, however, that such access shall be in accordance with generally accepted auditing standards and the policies of Seller's Accountant.

         (b) Disputes. If Purchaser disagrees with the calculation of the Closing Net Working Capital Amount or any element relevant thereto, it shall notify Seller of such disagreement in writing within 30 days after its receipt of the Closing Balance Sheet, which notice shall set forth in reasonable detail the particulars of such disagreement. In the event that Purchaser does not provide such a notice of disagreement within such 30-day period or Purchaser affirmatively notifies Seller that it agrees with the calculation of the Closing Net Working Capital Amount, Purchaser shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Net Working Capital Amount delivered by Seller, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided by Purchaser, Purchaser and Seller shall use their reasonable best efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Closing Net Working Capital Amount. If, at the end of such period, they are unable to resolve such disagreements in a written agreement, then an independent accounting firm of nationally recognized standing mutually selected by Seller and Purchaser (the "Auditor") shall resolve any remaining disagreements. If Seller and Purchaser do not promptly agree on the selection of the Auditor, which shall occur no later than 10 days after the end of the 30-day period referred to above, then each such party shall select an independent accounting firm of nationally recognized standing and such two independent accounting firms shall jointly select the independent accounting firm of nationally recognized standing to act as Auditor pursuant to this Section 1.7(b). The Auditor shall determine (and written notice thereof shall be given to Seller and Purchaser) as promptly as practicable, but in any event within 30 days of the date on which such dispute is referred to the Auditor, based solely on written submissions detailing the disputed items forwarded by Seller and Purchaser to the Auditor within 10 days following the Auditor's selection, (x) whether the Closing Balance Sheet was prepared in accordance with the standards set forth in this
Section 1.7 and (y) (only with


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respect to the disputed items submitted to the Auditor) whether and to what extent (if any) the Closing Net Working Capital Amount determination requires adjustment. The parties shall share equally the fees and expenses of the Auditor. The determination of the Auditor shall be final, conclusive and binding on the parties, and the Auditor's determination of the amount of the Closing Net Working Capital Amount shall then be deemed to be the Closing Net Working Capital Amount for purposes of Section 1.7(c). The Closing Balance Sheet, as adjusted in accordance with the resolution of any disagreement with respect thereto pursuant to this Section 1.7, or, if no notice of disagreement is delivered to Seller by Purchaser in accordance with this Section 1.7(b), as delivered by Seller to Purchaser in accordance with Section 1.7(a), shall be referred to in this Agreement as the "Final Closing Balance Sheet."

         (c) Payment. The date on which the Closing Net Working Capital Amount is accepted or finally determined in accordance with this Section 1.7 is referred to as the "Determination Date" and such accepted or finally determined Closing Net Working Capital Amount is referred to as the "Final Net Working Capital Amount." On the fifth Business Day (as defined in Section 1.8) following the Determination Date, the following payments shall be made in immediately available funds in dollars by wire transfer to an account specified by the recipient prior to such date:

                  (i) if the Final Net Working Capital Amount is less than the Estimated Net Working Capital, an amount in immediately available same day funds equal to such shortfall (the "Working Capital Shortfall") will be remitted to Purchaser from the Escrow Account (as defined in Section 1.12) in accordance with the terms of the Escrow Agreement (as defined in Section 1.12), together with interest on the Working Capital Shortfall at an annual rate equal to the prime rate of interest calculated on a 365-day year (as quoted daily by the Wall Street Journal) (the "Interest Rate") from the Closing Date to the date of the payment of the Working Capital Shortfall to Purchaser (collectively, the "Principal Amount"); provided, however, that in no event shall Purchaser be entitled to receive, in the aggregate, funds in excess of the amount held in the Escrow Account either pursuant to this Section 1.7, pursuant to Section 4.17, pursuant to Section 8.9 or pursuant to any other provision of this Agreement unless expressly permitted pursuant to Section 8.9 of this Agreement solely with respect to the Seller Surviving Covenants (as defined in Section 8.9(i)), and, provided further, all payments to Purchaser pursuant to this Section
         1.7 shall only be made by the Escrow Agent out of the Escrow Account;
         and

                  (ii) if the Final Net Working Capital Amount is greater than the Estimated Net Working Capital, Purchaser shall promptly pay to Seller an amount equal to such excess, together with interest on such amount at the Interest Rate from the Closing Date to the date of the payment of such amount to Seller.

         (d) Purchaser and Seller agree that once the Final Net Working Capital Amount is finally determined pursuant to this Section 1.7, they will promptly prepare and send a written notice to the Escrow Agent, in accordance with the terms and conditions of the Escrow Agreement, which states either (i) the Principal Amount, if the Final Net


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Working Capital Amount is less than the Estimated Net Working Capital, or (ii)
that Purchaser is not entitled to receive any payment from the Escrow Fund pursuant to this Section 1.7, if the Final Net Working Capital Amount is equal to or greater than the Estimated Net Working Capital.

         (e) The parties acknowledge and agree that the reserve for trade promotions and deductions contained in the Final Closing Balance Sheet shall be the amount of such reserve finally determined in accordance with this Section 1.7, and, accordingly, notwithstanding anything to the contrary contained in this Agreement, Purchaser agrees that it will not, and will not allow its Subsidiaries and Affiliates to, make any claims against Seller or any of its Subsidiaries or Affiliates, with respect to such trade promotions and deductions associated with trade promotions under any provision of this Agreement or any Collateral Agreement, including any claim for a breach of any representation, warranty, covenant or agreement contained in this Agreement or any Collateral Agreement.

         (f) Purchaser and Sellers agree that no entry in excess of $500 per individual deduction or $10,000 in the aggregate per customer remittance or any other entry will be made by Purchaser to the trade marketing accrual account as included in the current liabilities accounts on the Closing Balance Sheet unless it can be conclusively demonstrated to the staff of Seller's Accountant that such entry is conclusively demonstrated to be a proper charge against marketing programs which were in force as of the Closing Date.

         (g) It is understood and agreed by Purchaser and Sellers that in connection with the transfer of transaction processing from Sellers to Purchaser for the revenue process (as defined in Exhibit A to the Transition Services Agreement (as defined in Section 4.13 of this Agreement)) Purchaser will obtain and retain proper documentation for customer deductions and cash receipts which would be available for Seller's Accountant to complete its audit in accordance with generally accepted auditing standards of the trade marketing accrual and accounts receivable components of Net Working Capital.

         Section 1.8. Time and Place of Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m. eastern standard time upon the first Business Day following the satisfaction or waiver (subject to Applicable Law) of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be fulfilled only at the Closing, but subject to the fulfillment or waiver (subject to Applicable Law) of such conditions) or at such other time and place as the parties hereto may mutually agree (such date, the "Closing Date"). For purposes of this Agreement, the term "Business Day" means any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by Applicable Law or executive order to close or are otherwise generally closed.


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         Section 1.9. Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

         (a) the officer's certificate contemplated by Sections 6.2(a) and 6.2(b);

         (b) the Bill of Sale duly executed by Seller;

         (c) each of the Deeds duly executed by Seller together with any necessary transfer declarations or other filings;

         (d) [intentionally omitted];

         (e) [intentionally omitted];

         (f) each of the title policies set forth in Section 6.2(i);

         (g) each of the surveys set forth in Section 6.2(j);

         (h) each of the Intellectual Property Instruments duly executed by the appropriate Sellers;

         (i) a certificate of non-foreign status as provided in Treasury Regulation Section 1.1445-2(b);

         (j) each of the Collateral Agreements duly executed by Seller;

         (k) [intentionally omitted];

         (l) the officer's certificate contemplated by Section 6.2 (m); and

         (m) such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by Sellers pursuant to the terms of this Agreement.

         Section 1.10. Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller, or, with respect to Section 1.10(f), to the Escrow Agent, the following:

         (a) an amount of cash equal to the Adjusted Purchase Price (less the Escrow Amount) by wire transfer of immediately available same day funds to an account or accounts designated by Seller;

         (b) the officer's certificate contemplated by Sections 6.3(a) and 6.3(b);

         (c) the Assumption Agreement duly executed by Purchaser;

         (d) [intentionally omitted];

         (e) each of the Collateral Agreements duly executed by Purchaser;

         (f) an amount of cash equal to the Escrow Amount by wire transfer of immediately available same day funds to an account designated by the Escrow Agent; and

         (g) such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by Purchaser pursuant to this Agreement.

         Section 1.11. Post-Closing Arrangements. Except as agreed to in the Collateral Agreements, at the Closing all data processing, accounting, insurance, banking, personnel, legal, communications and other products and services provided to the Business by Seller or its Affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate without any further action or liability on the part of the parties thereto. Notwithstanding the foregoing, in the absence of a written agreement, the provision of any services (similar to those contemplated in the preceding sentence) by Seller or any of its Affiliates that have been specifically requested by Purchaser with respect to the Business from and after the Closing shall be for the convenience, and at the expense, of Purchaser only and shall be furnished, if reasonably convenient to be furnished, without any liability on the part of Seller or its Affiliates with respect thereto.

         Section 1.12. Escrow Agreement. At the Closing, Seller, Purchaser and a bank in the United States to be mutually agreed upon by the parties within ten days of the date of this Agreement (the "Escrow Agent"), will enter into an escrow agreement in form and substance customary in similar transactions and substantially the form attached hereto as Exhibit 1.12 (the "Escrow Agreement"), and Purchaser will deposit $18,000,000 (the "Escrow Amount") with the Escrow Agent to be held and disposed of by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement (the "Escrow Account"). Delivery of funds by the Escrow Agent to the applicable parties shall be made pursuant to the terms of the Escrow Agreement and all earnings thereon shall be distributed on a monthly basis to Seller. Once the Final Net Working Capital Amount is determined pursuant to Section 1.7, and, if required, the corresponding distribution of funds out of the Escrow Account is made by the Escrow Agent to Purchaser, and once the Adjustment Amount (as defined in Section 4.17) is determined pursuant to Section 4.17, and, if required, the corresponding distribution of funds out of the Escrow Account is made by the Escrow Agent to Purchaser, the Escrow Agent shall be required to promptly distribute to Seller the excess, if any, of (i) $8,000,000 over (ii) the sum of (x) the aggregate amount of funds, if any, distributed to Purchaser out of the Escrow Account pursuant to Sections 1.7,
4.17 and 8.9, plus (y) the aggregate amount of funds, if any, held in reserve by the Escrow Agent to satisfy unresolved claims for Losses (as defined in Section 8.9) made pursuant to Section 8.9 and the terms and provisions of the Escrow Agreement. The distribution referred to in the preceding sentence, if made, is referred to as the "First Distribution." The balance of the Escrow Account shall be released to Seller on the first Business Day after the date ending on the earliest to occur of: (i) the nine month anniversary of the Closing Date, if Seller's disclosure statement is approved by the Bankruptcy Court on or prior to such nine month anniversary, (ii) the approval by the Bankruptcy Court of Seller's disclosure statement, if such approval is given after such nine month anniversary and (iii) the one year anniversary of the Closing Date (the

"Expiration Date"), in each case subject to any claims being made against the Escrow Account in accordance with the terms of this Agreement.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth in the disclosure schedule being delivered by Seller to Purchaser on the date hereof (the "Seller Disclosure Schedule"), Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

         Section 2.1. Corporate Existence and Power. (a) (a) Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Seller has the corporate power and authority required to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified opposite its name in Section 2.1 of the Seller Disclosure Schedule, which are the only jurisdictions in which the operation of its portion of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary, except where the failure to be so licensed or qualified has not had, and is not reasonably expected to have, a Business Material Adverse Effect (as defined in Section 2.1(b)).

         (b) For purposes of this Agreement, "Business Material Adverse Effect" means any event, occurrence, fact, condition, change or effect that, individually or in the aggregate, is materially adverse to the business, operations, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Business or the ability of Seller to consummate the transactions contemplated by this Agreement, excluding the effects of general economic, political or financial market conditions that do not have a disproportionate impact on the Business.

         Section 2.2. Authority of Seller; Binding Effect. (a) (a) Subject to the entry of the order of the Bankruptcy Court approving the consummation by Purchaser of the transactions contemplated by this Agreement under Sections 105, 363 and 365 of the Bankruptcy Code (the "Sale Order"), each of Seller and VFB has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and, as of the Closing, each applicable Collateral Agreement and to consummate the transactions contemplated hereby and thereby, and each other Seller has the requisite corporate power and authority to perform its obligations under this Agreement and, as of the Closing, each applicable Collateral Agreement. Subject to the entry of the Sale Order, the execution and delivery by each of Seller and VFB of this Agreement and each applicable Collateral Agreement and the performance of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Seller or VFB, as the case may be, and the performance by each other Seller of its obligations under this Agreement and each applicable Collateral Agreement has been duly authorized by all necessary corporate action on the part of such other Seller. The Board of Directors of Seller has resolved to request that the Bankruptcy

Court approve this Agreement, and the transactions contemplated hereby; provided that such request may be withdrawn, modified or amended only in accordance with the provisions of Section 4.16. Subject to the entry of the Bidding Procedures Order (as defined in Section 4.15), Seller has full power and authority to grant the Break-Up Fee and the Expense Reimbursement (each as defined in Section 4.16) without further order of the Bankruptcy Court, and the Break-Up Fee and Expense Reimbursement shall constitute administrative expenses of Seller under section 503(b)(1) of the Bankruptcy Code.

         (b) This Agreement has been, and as of the Closing, each applicable Collateral Agreement will be, duly executed and delivered by each of Seller and VFB and, subject to the entry of the Sale Order and assuming the due authorization, execution and delivery of each such agreement by Purchaser, each such agreement will be a valid and binding obligation of Seller or VFB, as the case may be, enforceable against Seller or VFB, as the case may be, in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         Section 2.3. Governmental Authorization.

         (a) Except as (i) may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any applicable foreign antitrust or competition laws or regulations, or (ii) as set forth in Section
2.3 of the Seller Disclosure Schedule, and subject to the entry of the Sale Order, the execution, delivery and performance by each of Seller and VFB of this Agreement and each applicable Collateral Agreement, and the consummation by each of Seller and VFB of the transactions contemplated hereby and thereby, and the performance by each other Seller of its obligations under this Agreement and each applicable Collateral Agreement, do not require any Seller to obtain any consent, approval, Permit or Order (as defined below) of, make any filing with, or give any notice to, any Governmental Authority under any Applicable Laws, except where the failure to obtain such consent, approval, Permit or Order, or to make such filing, or to give such notice, would not reasonably be expected to
(x) result, individually or in the aggregate, in a Business Material Adverse Effect or (y) prevent or delay the consummation of the transactions contemplated hereby by Sellers.

         (b) For purposes of this Agreement:

                  (i) "Governmental Authority" means any court, legislative, executive or regulatory authority or agency of the United States, Canada or any other country in which the Business conducts any business operations (or any other state or other political subdivision thereof) or any supranational body such as the European Union.

                  (ii) "Order" means any judgement, order, writ, injunction or decree of any Governmental Authority or arbitrator.

                  (iii) "Permit" means any license, permit, approval, registration, waiver, exemption, consent, authorization, qualification and filing, notice or report with and under all federal, state, local or foreign laws or Governmental Authorities.

         Section 2.4. Non-Contravention. Except as disclosed in Section 2.4 of the Seller Disclosure Schedule, and subject to the entry of the Sale Order, the execution, delivery and performance by each of Seller and VFB of this Agreement and each applicable Collateral Agreement and the consummation by each of Seller and VFB of the transactions contemplated hereby and thereby, and the performance by each other Seller of its obligations hereunder and under each applicable Collateral Agreement, will not (i) violate any provision of the charter, bylaws or any other organizational document of any Seller (unless the same is rendered inapplicable by order of the Bankruptcy Court), (ii) except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, violate, conflict with, result in the breach of or default under (or with notice, lapse of time, or both would result in such a breach or default), result in any modification of the effect of, provide the other contracting party the right to terminate or materially amend, or require the other contracting party to consent to the assignment or continuation of, any Contract to which any Seller is a party or to which any Seller or any Acquired Asset is bound or subject, (iii) result in or require the creation or imposition of any Liens on the Acquired Assets, except for Permitted Liens or Liens created by Purchaser,
(iv) violate any Order against or binding upon any Seller, (v) except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, violate any agreement with, or condition imposed by, any Governmental Authority upon any Seller, (vi) subject to obtaining the governmental authorizations referred to in Section 2.3, violate any Applicable Law, or (vii) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or a revocation of, any Permit utilized in the operation of the Business, except in the case of clauses (ii), (iii), (iv), (v), (vi) and (vii) above, for violations, conflicts, breaches, impairments, modifications, terminations, revocations or defaults which, or consents or waivers the absence of which, individually or in the aggregate, have not had, or are not reasonably expected to have, a Business Material Adverse Effect.

         Section 2.5. Financial Statements. Section 2.5 of the Seller Disclosure Schedule contains complete and correct copies of (a) the unaudited balance sheet of the Business as of July 30, 2000 and the related unaudited management statement of earnings before interest and income taxes for the 52 weeks then ended (including any notes thereto), and (b) the unaudited balance sheet of the Business as of October 29, 2000 (the "Reference Balance Sheet") and the related unaudited management statement of earnings before interest and income taxes for the Business for the 13 weeks then ended (including any notes thereto) (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared from the books and records of Sellers which contain all properly recorded transactions of the Business and (ii) have been prepared in accordance with GAAP on a consistent basis. The balance sheets included in the Financial Statements fairly present in all material respects the financial position of the Business as of the dates thereof and the management statements of earnings before interest and income taxes included in the Financial Statements fairly present the results of the operations in all material respects of the Business for the respective fiscal periods or as of the respective dates therein set forth.

         Section 2.6. Absence of Undisclosed Liabilities. No Seller has any liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due) arising out of or relating to the Business except:

         (a) liabilities or obligations as and to the extent accrued or reserved against as set forth in the Reference Balance Sheet;

         (b) liabilities or obligations incurred after the date of the Reference Balance Sheet (i) in the ordinary course of business consistent with past practice, (ii) in accordance with the terms of this Agreement, and (iii) that do not and will not materially impair the ability of any Seller to perform such Seller's obligations hereunder or under any Collateral Agreement; and

         (c) liabilities or obligations as and to the extent disclosed in
Section 2.6 of the Seller Disclosure Schedule.

         Section 2.7. Absence of Certain Changes.(a) (a) Since October 29, 2000, except (x) as disclosed in Section 2.7 of the Seller Disclosure Schedule and (y) for the transactions contemplated hereby, (i) Seller and its Subsidiaries have conducted the Business in the ordinary course of business consistent with past practice, (ii) the Business has not suffered a Business Material Adverse Effect, and (iii) neither Seller nor any of its Subsidiaries has taken any of the actions set forth in Section 4.1. For purposes of this Section 2.7, the filing with the Bankruptcy Court of the Petition in and of itself shall not constitute a Business Material Adverse Effect, it being understood, however, that the effects of the filing of the Petition will be taken into consideration in determining whether or not there has been, or is reasonably likely to be, a Business Material Adverse Effect.

         (b) Between the period of time commencing on July 30, 2000 and ending on October 28, 2000, Sellers have not (i) changed any of the accounting principles used by the Business unless required by GAAP or Applicable Law, or
(ii) transferred or granted any rights or licenses under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license of any Intellectual Property, or modified any existing rights with respect thereto or entered into any licensing or similar agreements or arrangements, except in the ordinary course of business consistent with past practice.

         Section 2.8. Contracts.

         (a) Section 2.8(a) of the Seller Disclosure Schedule contains a correct and complete list of all Contracts (the "Material Contracts") pursuant to which Seller or any Subsidiary of Seller has any rights or benefits or undertakes any obligations or liabilities with respect to the Business, in each case that:

                  (i) have a duration of one year or more and are not terminable without penalty upon 90 days or less prior written notice by any party;

                  (ii) require or could reasonably be expected to require any party thereto to pay $100,000 or more in any 12 month period, or $250,000 or more in the aggregate;

                  (iii) require any severance or retention payments to employees of the Business after the Closing Date;

                  (iv) contain any non-competition covenant or exclusivity arrangement;

                  (v) constitute a lease, license, arrangement and other contract providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                  (vi) regard the employment, services, consulting, termination or severance from employment relating to or for the benefit of any director, officer, employee, sales agent, distributor, dealer, independent contractor or consultant of the Business; (vii) constitute
         (x) a trust indenture, mortgage, promissory note, loan agreement, security agreement, pledge agreement, deeds of trust, guarantees, keep well agreement or other contract for the borrowing of money or guarantee of obligation in an amount exceeding $10,000, and (y) letters of credit and surety, indemnity, performance and similar bonds;

                  (viii) constitute a collective bargaining agreement;

                  (ix) constitute licenses, permits, franchises, Governmental Approvals and other contracts concerning or relating to the Real Property or with a Governmental Authority (excluding immaterial licenses, permits, franchises and Government Approvals, the failure of which to have do not significantly affect the use or normal operation of the Business or the Acquired Assets);

                  (x) constitute joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

                  (xi) constitute asset purchase agreements and other acquisition or divestiture agreements, including, but not limited to, any agreements relating to the sale, lease or disposal of any Acquired Assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

                  (xii) constitute broker, sales agency, manufacturer's representative, marketing or distributorship agreements;

                  (xiii) constitute contracts, agreements or arrangements with respect to the representation of the Business in foreign countries;

                  (xiv) constitute master lease agreements providing for the leasing of material personal property primarily used in, or held for use primarily in connection with, the Business;

                  (xv) constitute any contract under which any Liens, except for Permitted Liens, exist with respect to any Acquired Asset;

                  (xvi) constitute any material contract with Seller's former parent company;

                  (xvii) constitute any other contracts, agreements or commitments that are material to the Business; or

                  (xviii) constitute a contract entered into by any of Seller or any of its Subsidiaries relating primarily to the Business other than in the ordinary course consistent with past practice.

         (b) Except as set forth in Section 2.8(b) of the Seller Disclosure
Schedule: (i) all of the Material Contracts are in full force and effect, (ii) except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, Sellers are not, and to the Knowledge of Seller none of the other parties to the Material Contracts are, in material default under, and no event has occurred which, with the passage of time or giving of notice or both, would result in Sellers, or to the Knowledge of Seller any of the other parties to the Material Contracts, being in material default under, any of the terms of the Material Contracts, and (iii) none of the Material Contracts requires the consent of any other party thereto in connection with the transactions contemplated by this Agreement except, in the case of clause (i) above, for failures to be in full force and effect which have not had, or would not reasonably be expected to have, a Business Material Adverse Effect, in the case of clause (ii) above, for such defaults which have not had, or would not reasonably be expected to have, a Business Material Adverse Effect, and in the case of clause (iii) above, for consents the absence of which have not had, or would not reasonably be expected to have, a Business Material Adverse Effect.

         Section 2.9. Litigation.

         Except as set forth in Section 2.9 of the Seller Disclosure Schedule,
(i) there are no outstanding Orders that relate to the Business or the Acquired Assets and (ii) there are no claims, actions, suits, arbitrations or proceedings pending or, to the Knowledge of Seller (as defined below), threatened, against Seller or any of its Subsidiaries which, with respect to the preceding clauses
(i) and (ii) above are likely, individually or in the aggregate, to (A) have or reasonably be expected to have a Business Material Adverse Effect or (B) materially and adversely affect the ability of Sellers to consummate the transactions contemplated hereby or by the Collateral Agreements. For purposes of this Agreement, the term "Knowledge of Seller" means the actual knowledge after due inquiry of the individuals set forth in Exhibit 2.9 attached hereto.

         Section 2.10. Compliance with Applicable Laws.

         (a) Except as set forth in Section 2.10(a) of the Seller Disclosure Schedule, (i) the Business and the Acquired Assets are, and since January 1, 2000 have been, in compliance in all material respects with all significant Applicable Laws, and (ii) Seller has not received any written notice from a Governmental Authority alleging any material violation of any such significant Applicable Law to which the Business or the Acquired Assets are subject.

         (b) Section 2.10(b) of the Seller Disclosure Schedule sets forth a list of all Permits necessary to conduct the Business in the manner it is presently conducted (excluding immaterial Permits the failure of which to have do not significantly affect the use or normal operation of the Business or the Acquired Assets) or otherwise material to the Business and, except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, such Permits have been duly obtained and are in full force and effect. Except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code or as set forth in Section 2.10(b) of the Seller Disclosure Schedule, (i) the Business is not in material violation of the terms of any Permit (excluding immaterial Permits the failure of which to have do not significantly affect the use or normal operation of the Business or the Acquired Assets) and (ii) no violation has been alleged by any Governmental Authority, no proceeding is pending or, to the Knowledge of Seller, threatened to revoke or materially limit any such Permit, and, to the Knowledge of Seller, there is no basis for any such allegation or proceeding.

         Section 2.11. Environmental Compliance. Except as set forth in Section
2.11 of the Seller Disclosure Schedule:

         (a) The Business is, and has been since January 1, 2000, in compliance in all material respects with all applicable Environmental Laws (as defined in Section 2.11(g)), including, but not limited to, possessing and complying with all Permits and other governmental authorizations required for its operations under applicable Environmental Laws.

         (b) There is no pending or, to the Knowledge of Seller, threatened claim, lawsuit, complaint, judgment, Order or proceeding, and, to the Knowledge of Seller, there is no investigation pending or threatened against the Business under or pursuant to any Environmental Law that has had, or is reasonably likely to have, individually or in the aggregate, a Business Material Adverse Effect. Seller has not received notice from any Person (as defined in Section 8.11), including but not limited to any Governmental Authority, alleging that the Business has been or is in violation in any material respect or potentially in violation in any material respect of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved.

         (c) With respect to the Real Property, to the Knowledge of Seller, there have been no releases, spills or discharges of Hazardous Substances (as defined in Section 2.11(g)) on or underneath any of the Real Property that have had, or would be reasonably likely to result in, individually or in the aggregate, a Business Material Adverse Effect.

         (d) Elevated levels of nitrate in the groundwater at Seller's plant in Millsboro, Delaware have been reduced to levels acceptable to the appropriate Governmental Authority by means of groundwater extraction and subsequent discharge of that water by underground injection. Operation of this remediation system has been discontinued, but the extraction and discharge system, as well as the permit for underground injection, remain in place, in each case, as required by the appropriate Governmental Authority.

         (e) Asbestos containing material ("ACM"), including encapsulated floor tiles in the laboratory at Seller's plant in Imlay City, Michigan, is present at the Seller's facilities in a condition that does not require abatement, removal or remediation pursuant to Environmental Laws.

         (f) Neither any Seller, nor to the Knowledge of Seller, any other Person, has caused or taken any action that will result in, and no Seller is subject to, any material liability or obligation relating to environmental conditions arising from its ownership or operation of the Acquired Assets or to environmental conditions at, above, on or under the Acquired Assets.

         (g) For purposes of this Agreement:

                  (i) "Environmental Laws" means all federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution or protection of human health (as it relates to environmental matters, such as toxic tort or human exposure matters, but not as it relates to worker safety or Occupational Safety and Health Act matters, which are covered elsewhere in this Agreement), or the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata).

                  (ii) "Hazardous Substances" means any chemicals, materialsr or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants," or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum, petroleum products, polychlorinated biphenyls and asbestos.

         Section 2.12. Real Property; Title to Acquired Assets.

         (a) Section 2.12(a) of the Seller Disclosure Schedule contains a complete and correct list of all Owned Real Property (as defined in Section 2.12(b)) setting forth the address and owner of each parcel of Owned Real Property including, without limitation, the properties reflected as being so owned on the Financial Statements. Except as set forth in Section 2.12(a) of the Seller Disclosure Schedule, Seller has good and marketable, fee simple title to all of the Owned Real Property, free and clear of all Liens except for Permitted Liens (as defined below). As used in this Agreement, the term "Permitted Liens" means (i) Liens identified in Section 2.12(a)(i) of the Seller Disclosure Schedule or reserved against in the Financial Statements (including any notes thereto) to the extent so reserved, (ii) any Lien that is shown as an exception and not marked through with a "x", or as otherwise marked on the title commitments delivered to Purchaser on or before the date hereof which are attached hereto as Section 2.12(a)(ii) of the Seller Disclosure Schedule, (iii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising out of operation of law with respect to a liability incurred in the ordinary course of business, which are not individually or in the aggregate material and which are not yet due, (iv) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties (provided that there are no such Liens against the Owned Real Property), (v) Liens for Taxes which are being contested in good faith by appropriate proceedings and are disclosed on Section 2.12(a)(v) of the Seller Disclosure Schedule, or Liens for Taxes not yet due, (vi) leases, subleases and similar agreements disclosed on Section 2.12(a)(vi) of the Seller Disclosure Schedule, (vii) easements, covenants, rights-of-way and other similar restrictions of record disclosed on Section 2.12(a)(vii) of the Seller Disclosure Schedule, (viii) any condition that is shown by the surveys of the Owned Real Property provided by Seller to Purchaser as specified in Section 6.2(j) herein, (ix) zoning, building and other similar restrictions, and Liens that have been placed by any developer, landlord or other third party on property over which the Business has easement rights or on any leased property and subordination or similar agreements relating thereto, and (x) such other Liens that, individually or in the aggregate, do not and would not be reasonably expected to materially detract from the value of or impair the use of the property subject thereto.

         (b) As used in this Agreement, the term "Owned Real Property" means the real property owned by any Seller which is primarily used or held for use in, the Business, together with all other structures, facilities, improvements, fixtures, systems, equipment and items of property, presently or hereafter located thereon attached or appurtenant thereto or owned by such Seller and located on Leased Real Property and all easements, licenses, rights and appurtenances relating to the foregoing, excluding in each case all computer equipment, hardware, software, programs, source disks and related program documentation and other materials.

         (c) Section 2.12(c) of the Seller Disclosure Schedule sets forth a list of all real property which is leased or subleased by Seller or any of its Subsidiaries and is used exclusively in the operation of the Business (the "Leased Real Property") (the Owned Real Property and the Leased Real Property being collectively referred to herein as the "Real Property"), setting forth the address, landlord and tenant for each such lease. Seller and its Subsidiaries hold good and valid leasehold title to the Leased Real Property, in each case subject to the provisions of the applicable lease. Seller has delivered to Purchaser correct and complete copies of each of the leases with respect to each Leased Real Property. Each lease grants the tenant under the lease the exclusive right to use and occupy the demised premises thereunder. Seller enjoys peaceful and undisturbed possession under each of the leases with respect to each Leased Real Property. Schedule 2.12(c) of the Seller Disclosure Schedule also sets forth all leases relating to the Business under which any Seller is a lessor.

         (d) Except as set forth on Section 2.12(d) of the Seller Disclosure Schedule, Seller and its Subsidiaries have good title to, or valid leaseholds interest in, or other valid rights to use, all of the Acquired Assets (excluding the Owned Real Property).

         (e) None of the Owned Real Property, and to the Knowledge of Seller, none of the Leased Real Property, is subject to any pending suit for condemnation or other taking by any Governmental Authority or other Person, and to the Knowledge of Seller, no such condemnation or other taking is threatened or contemplated. There is no Order outstanding, nor any action, claim, suit or proceeding pending or, to the Knowledge of Seller, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Owned Real Property, and to the Knowledge of Seller, there is no Order outstanding, nor any action, claim, suit or proceeding, pending or threatened relating to the ownership, lease, use, occupancy or operation by any Person of any Leased Real Property.

         (f) As of the date of this Agreement, the leases relating to the Leased Real Property are in full force and effect, and constitute the legal, valid and binding obligations of Seller, and to the Knowledge of Seller, the other party or parties thereto, subject to limitations imposed by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Applicable Laws relating to or affecting creditors' rights generally and general equitable principles. Except as set forth on Section 2.12(f) of the Seller Disclosure Schedule, there are no existing defaults or conditions which with the giving of notice or the passage of time, or both, would constitute a default by Seller or, to the Knowledge of Seller, the other party thereto, with respect to the leases for the Leased Real Property.

         (g) The Real Property constitutes all the fee and leasehold interests in real property held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

         (h) The use and operation of the Real Property in the conduct of the Business does not violate in any material respect any of the terms of any Permitted Lien, any instrument of record or any other agreement affecting the Real Property. There is no material violation of any covenant, condition, restriction, easement or Order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof.

         (i) The Real Property is in material compliance with all applicable building, zoning, subdivision and other land use and similar Applicable Laws affecting the Real Property (collectively, the "Real Property Laws"), and no Seller has received any notice of material violation of any Real Property Law. To the Knowledge of Seller, no current use by any Seller of the Real Property is dependent on a nonconforming use or other Governmental Approval the absence of which would materially limit the use of such properties or assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Business; provided, however, that for purposes of this sentence the term "Knowledge of Seller" means "the actual knowledge (with no obligation to inquire into the matters covered by this sentence) of the individuals set forth in Exhibit 2.9 attached hereto."

         (j) Each parcel included in the Owned Real Property is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or improvements not constituting a part of that parcel.

         Section 2.13. Intellectual Property.

         (a) Section 2.13(a) of the Seller Disclosure Schedule sets forth, for the following Intellectual Property owned by any Seller, a complete and accurate list of all U.S., state and foreign: (i) patents and patent applications; (ii) trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks; and (iii) copyright registrations, copyright applications and material unregistered copyrights.

         (b) Section 2.13(b) of the Seller Disclosure Schedule lists all material agreements granting or obtaining any right to use or practice any rights under any Intellectual Property to which any Seller is a party or is otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue (collectively, the "IP License Agreements").

         (c) Except as set forth in Section 2.13(c) of the Seller Disclosure
Schedule:

                  (i) Seller, or one of its Subsidiaries, owns or possesses adequate licenses or other legal rights to use, sell or license all Intellectual Property, free and clear of all Liens, except for any Liens listed on Section 2.13(b) of the Seller Disclosure Schedule;

                  (ii) any registered Trademark or Patent owned by any Seller or, to the Knowledge of Seller, used but not owned by any Seller, has been duly maintained, and has not been cancelled, expired or abandoned;

                  (iii) all registered Trademarks are valid and subsisting and in full force and effect, and, to the Knowledge of Seller as of the Closing Date, all registered Patents are valid and subsisting and in full force and effect;

                  (iv) no claims, or to the Knowledge of Seller, threat of claims, have been asserted by any third party against any Seller related to the use in the conduct of the Business of any Intellectual Property rights or challenging or questioning the validity or effectiveness of any IP License Agreement, and to the Knowledge of

         Seller, the practice or use of the Intellectual Property in the conduct of the Business does not infringe, misappropriate, violate or dilute any intellectual property rights of any third party;

                  (v) no claims, demands or proceedings are pending charging any third party with infringement, misappropriation, dilution or violation of any Intellectual Property owned by any Seller, and to the Knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by any Seller;

                  (vi) no settlement agreements, consents, judgments, orders, forbearance to sue or similar obligations limit or restrict any Seller's rights in and to any Intellectual Property;

                  (vii) no Seller has licensed its rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the IP License Agreements;

                  (viii) except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, each IP License Agreement is a valid and binding obligation of the Seller party thereto, enforceable in accordance with its terms, and to the Knowledge of Seller no event or condition has occurred which will result in a violation or breach of, or constitute a default by the Seller party thereto under, any such IP License Agreement; and

                  (ix) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any Seller's rights to own or use any of the Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property.

         Section 2.14. Employee Benefit Plans; ERISA.


         (a) Section 2.14(a) of the Seller Disclosure Schedule sets forth a true and correct list of each of the material Plans (as defined below). Seller has heretofore delivered or made available to Purchaser, with respect to each of the material Plans, true and correct copies of each of the following documents if applicable: (i) the Plan document (or if the Plan is not a written Plan, a description thereof); (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (iii) the most recent actuarial report for such Plan, (iv) the most recent determination letter from the IRS for such Plan and (v) the most recent summary plan description and related summaries of material modifications, if available.

         (b) For purposes of this Agreement, the term "Plan" means (i) each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); (ii) each retention, consulting, termination or severance agreement, arrangement or commitment; or (iii) each other employee benefit, fund, program, commitment, policy or agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), for the benefit of any employee or former employee of the Business, and the beneficiaries and dependents of any such employee.

         (c) No liability under Title IV or Section 302 of ERISA has been incurred by Seller or any ERISA Affiliate with respect to any of the Plans that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

         (d) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Interval Revenue Code of 1986, as amended (the "Code"), and each Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

         (e) Except as provided in Section 2.14(e) of the Seller Disclosure Schedule, no Plan provides retiree medical or retiree life insurance benefits to any former or current employee of the Business, other than (A) coverage mandated by Applicable Law or (B) benefits the full cost of which is borne by such current or former employee (or his or her beneficiary).

         (f) Except as provided in Section 2.14(f) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Business to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

         (g) Except as disclosed in Section 2.14(g) of the Seller Disclosure Schedule, there are no pending, or to the Knowledge of the Seller, threatened material claims by or on behalf of any Plan, by any employee of the Business or any beneficiary of such employee covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

         Section 2.15. Labor Relations and Employment.(a) Except to the extent set forth in Section 2.15 of the Seller Disclosure Schedule, (i) there is no labor strike, lockout or other material work stoppage pending, or to the Knowledge of Seller, threatened against the Business; (ii) Seller is not a party to, or bound by, any collective bargaining agreement with any labor organization applicable to employees of the Business; (iii) to the Knowledge of Seller, there is currently no union organizing activities among employees of the Business;
(iv) there is no material unfair labor practice charge or complaint against the Business pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board; and (v) there is no pending material arbitration arising out of any collective bargaining agreement.

         Section 2.16. Taxes. Except as set forth in Section 2.16 of the Seller Disclosure Schedule:

         (a) Seller (i) has filed (or has caused to be filed) with the appropriate taxing authorities, all income and other material Tax Returns (as defined below) relating to the Acquired Assets, the Business and VFB required to be filed by it, and all such Tax Returns are true and correct in all material respects, and (ii) subject to any of Sellers' obligations as debtors or debtors-in-possession under the Bankruptcy Code, has paid or made adequate provision in accordance with GAAP for the payment of all Taxes shown to be due and payable on such Tax Returns;

         (b) there is no action, suit, claim, assessment or, to the Knowledge of Seller, audit pending or proposed in writing with respect to Taxes relating to the Business and the Acquired Assets; and

         (c) there are no Liens for Taxes upon the Acquired Assets, except for Liens for current Taxes not yet due and payable or Liens for Taxes being contested in good faith.

         (d) For purposes of this Agreement, the term "Tax" or "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers' compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes imposed by or payable to any Governmental Authority, together with any interest, penalties or additions with respect thereto. For purposes of this Agreement, the term "Tax Return" shall mean all returns, reports, statements, declarations, estimates and forms or other documents (including any related or supporting information), required to be filed with respect to any Taxes.

         Section 2.17. Brokerage and Financial Advisers. No broker, finder or financial adviser has acted, directly or indirectly, as such for, or is entitled to any compensation from, Seller or its Affiliates in connection with this Agreement or the transactions contemplated hereby, except Lazard Freres & Co., LLC, whose fees for services rendered in connection therewith will be paid by Seller or an Affiliate of Seller.

         Section 2.18. Customers; Suppliers.

         (a) Section 2.18(a) of the Seller Disclosure Schedule sets forth each customer of the Business that individually accounts for more than 5% of the gross sales of the Business for the fiscal year ended July 30, 2000. Except as set forth in Section 2.18(a) of the Seller Disclosure Schedule, no Seller has, since the date of the Reference Balance Sheet, received any notice that any significant customer of the Business (i) has ceased, or will cease, to use the products, goods or services of the Business, or (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of the Business, including in each case after the consummation of the transactions contemplated hereby.

         (b) Section 2.18(b) of the Seller Disclosure Schedule sets forth each supplier of the Business that individually accounts for more than 5% of the operating expenses of the Business for the fiscal year ended July 30, 2000.

         Section 2.19. Inventory.

         (a) Except as set forth in Section 2.19 of the Seller Disclosure Schedule, the Inventory and all products sold or delivered by or on behalf of the Business for sale to consumers within 18 months of the Closing Date consists or consisted of merchandise of a quality and quantity usable and saleable in the ordinary course of business, are or were fit for their intended purpose and were neither adulterated nor misbranded within the meaning of the Federal Food Drug and Cosmetic Act of 1938, as amended, the Federal Fair Packaging or Labeling Act of 1966, as amended, and any other applicable federal, state or local food and drug, consumer safety or consumer protection law or regulation, and will comply, or complied, with all other applicable state and local laws and regulations. The Inventory, at the time of the Closing Balance Sheet, will be valued at the lower of cost (standard cost adjusted for variance allocation which approximates average cost) or market in accordance with GAAP.

         (b) The existing manufacturing practices, ingredients, composition and labeling for each of the products of the Business are in compliance in all material respects with, and subject to Purchaser's continuing to adhere to such practices, and assuming no change in existing laws, Purchaser may produce, distribute and sell each of such products on and after the Closing Date without violating in any material respect, any federal, state or local food and drug, consumer safety or consumer protection laws or regulations. All labeling used on the Inventory and the products sold or delivered by or on behalf of the Business for sale to consumers within 18 months of the Closing Date has been filed or registered with and/or approved by each state regulatory agency which requires such filing, registration and/or approval.

         Section 2.20. Insurance. Section 2.20 of the Seller Disclosure Schedule contains a complete and correct list and summary description of all insurance policies maintained by any Seller for the benefit of or in connection with the Acquired Assets or the Business. Sellers have delivered to Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. Sellers have complied in all material respects with the terms and provisions of such policies. Section 2.20 of the Seller Disclosure Schedule sets out all material claims made by Sellers under any policy of insurance during the one year period prior to the execution of this Agreement with respect to the Business.

         Section 2.21. Receivables. All of Sellers' receivables (including accounts receivable, loans receivable and advances) that are reflected in the Reference Balance Sheet, and all receivables that have arisen since the date of the Reference

Balance Sheet until the date hereof, have arisen only from bona fide transactions in the ordinary course of business.

         Section 2.22. Trade Spending. On or prior to the date hereof, Seller has provided to Purchaser a true and complete copy of Seller's (i) national trade merchandising (the "Trade Events Calendar") and (ii) national consumer promotions (the "Consumer Events Calendar"), provided that Seller shall not disclose to Purchaser data relating to specific customer trade promotions, deal rates and net pricing contained in the Trade Events Calendar and coupon values contained in the Consumer Events Calendar (collectively, the "Excluded Information"). On or prior to the date hereof, Seller has provided a copy of the Trade Events Calendar and the Consumer Events Calendar with the Excluded Information to David Harding of Bain & Co.

         Section 2.23. Information Technology.

         (a) Exhibit 1.1(n) sets forth all of the applications and software, hardware systems and networking and communication assets: (i) which are used in connection with the acquired facilities located at Imlay City, Michigan and Millsboro, Delaware and/or (ii) which are used solely in connection with the operation of the Business.

         (b) Except as set forth in Section 2.23(b) of the Seller Disclosure
Schedule:

                  (i) Seller owns or possesses adequate licenses or other legal rights to use, sell or license all Information Technology free and clear of all Liens, subject to the terms of the licenses listed on
         Exhibit 1.1(n);

                  (ii) no claims, or to the Knowledge of Seller, threat of claims, have been asserted by any third party against Seller related to the use in the conduct of the Business of any Information Technology or challenging or questioning the validity or effectiveness of any Information Technology license or lease agreement; and to the Knowledge of Seller, the practice or the use of the Information Technology in the conduct of the Business does not infringe, misappropriate, violate or dilute any intellectual property rights of any third party;

                  (iii) no claims, demands or proceedings are pending charging any third party with infringement, misappropriation, dilution or violation of any rights in any Information Technology owned by Seller and to the Knowledge of Seller, no third party is infringing, misappropriating, diluting or violating any rights in any Information Technology used by Seller;

                  (iv) no settlement agreements, consents, judgments, orders, forbearance to sue or similar obligations limit or restrict any Seller's rights in and to any Information Technology;

                  (v) all Information Technology is in good working condition (normal wear and tear excepted);

                  (vi) Seller has not licensed rights in any Information Technology or received or been granted any such rights other than pursuant to the Information Technology license and lease agreements to be transferred to Purchaser pursuant to this Agreement;

                  (vii) except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, each Information Technology license and lease agreement is a valid and binding obligation of the Seller party thereto, and is enforceable in accordance with its terms, and to the Knowledge of Seller no event or condition has occurred which will result in a violation or breach of, or cause to default by the Seller party thereto under, any such Information Technology license and lease agreement; and

                  (viii) the consummation of the transactions, contemplated hereby will not result in a loss or impairment of any Seller's rights to own or use any of the Information Technology, nor will such consummation require the consent of any third party in respect of any Information Technology.

         Section 2.24. Assets Necessary to the Business. Except as set forth in
Section 2.24 of the Seller Disclosure Schedule, the Acquired Assets and the services to be provided pursuant to the Collateral Agreements constitute all of the assets, properties and services utilized to conduct the Business as presently conducted in all material respects. All material Acquired Assets actively used in the normal operation of the Business are in reasonably good repair and operating condition (subject to normal wear and tear).

         Section 2.25. No Other Representations. Except for the representations and warranties contained in this Article II, no Seller or any other Person makes any representation or warranty, express or implied, on behalf of Seller, its Subsidiaries or the Business.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Except as set forth in the disclosure schedule being delivered by Purchaser to Seller on the date hereof (the "Purchaser Disclosure Schedule"), Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

         Section 3.1. Corporate Existence and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all corporate powers required to carry on its business as now conducted.

         Section 3.2. Authority. Purchaser has all requisite power and authority to execute and deliver, and to perform its obligations under this Agreement and, as of the Closing, each Collateral Agreement and to consummate the transactions contemplated hereby and thereby, and the execution and delivery by Purchaser of this Agreement and each Collateral Agreement, and the performance by Purchaser of its obligations under this Agreement and each Collateral Agreement, have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and as of the Closing, each Collateral Agreement will be, duly executed and delivered by Purchaser, and subject to the entry of the Sale Order and assuming the due authorization, execution and delivery by Seller and VFB, as applicable, each such agreement will be a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Applicable Laws affecting the enforcement of creditors' rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         Section 3.3. Governmental Authorization. Except as required under the HSR Act and any applicable foreign antitrust or competition laws or regulations, and subject to the entry of the Sale Order, the execution, delivery and performance by Purchaser of this Agreement and each Collateral Agreement and consummation of the transactions contemplated hereby and by each Collateral Agreement do not require Purchaser to obtain any consent, approval or action of, make any filing with, or give any notice to, any Governmental Authority.

         Section 3.4. Non-Contravention. Except as set forth in Section 3.4 of the Purchaser Disclosure Schedule and subject to the entry of the Sale Order, the execution, delivery and performance by Purchaser of this Agreement and each Collateral Agreement and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (i) violate any provision of the charter, bylaws or any other organizational document of Purchaser, (ii) violate, conflict with, result in the breach of or default under (or with notice, lapse of time, or both would result in such a breach or default), result in any modification of the effect of, provide the other contracting party the right to terminate or materially amend, or require the other contracting party to consent to the assignment or continuation of, any material contract to which Purchaser is a party or to which Purchaser is subject, (iii) violate any Order against or binding upon Purchaser, (iv) violate any agreement with, or condition imposed by, any Governmental Authority upon Purchaser, (v) subject to obtaining the governmental authorizations referred to in Section 3.3, violate any Applicable Law, or (vi) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or a revocation of, any Permit related to Purchaser's business, except in the case of clauses
(ii), (iii), (iv), (v) and (vi) above, for violations, conflicts, breaches, impairments, modifications, terminations, revocations or defaults which, or consents or waivers the absence of which, would not have a material adverse effect on Purchaser or which would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

         Section 3.5. Compliance with Applicable Laws. Purchaser is in compliance with all Applicable Laws, except where such non-compliance would not, individually or in the aggregate, be reasonably expected to prevent or materially delay consummation of the Closing.

         Section 3.6. Litigation. As of the date hereof, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser that would prevent or materially delay consummation of the Closing or any other transactions contemplated hereby or by the Collateral Agreements.

         Section 3.7. Brokerage and Financial Advisers. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Purchaser in connection with this Agreement or the transactions contemplated hereby, except UBS Warburg, whose fees for services rendered in connection therewith will be paid by Purchaser.

         Section 3.8. Availability of Funds. Purchaser has, and on the Closing Date will have, sufficient funds available to enable it to (i) pay the Purchase Price pursuant to the terms of this Agreement, (ii) perform its other obligations hereunder and (iii) pay the amounts, if any, required to be paid pursuant to Section 1.7. Purchaser represents that its obligations under this Agreement are not subject to any condition regarding Purchaser's ability to obtain funding for the consummation of the transactions contemplated hereby.

         Section 3.9. No Other Representations. Except for the representations and warranties contained in this Article III, neither Purchaser nor any other Person makes any representation or warranty, express or implied, on behalf of Purchaser.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

         Section 4.1. Conduct of Business. Except (w) as to those matters set forth on Exhibit 4.1 attached hereto, (x) as otherwise set forth in this Agreement, (y) with the consent of Purchaser (which consent shall not be unreasonably withheld or delayed), or (z) as required by Applicable Law, during the period from the date of this Agreement to the Closing Date, Sellers shall, in connection with or relating to the Business or the Acquired Assets:

         (a) conduct the Business in the ordinary course consistent with past practice, and use reasonable best efforts to preserve intact its business organization and maintain its customary relationships with suppliers, employees and customers of the Business, subject to any of Sellers' obligations as debtors or debtors-in-possession under the Bankruptcy Code;

         (b) not terminate or amend in any material respect any Material Contract, except in the ordinary course of business consistent with past practice;

         (c) not make any material capital expenditure with respect to the Business not previously committed or make any new commitment for capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate other than (i) capital expenditures made in the ordinary course of business,
(ii) the capital expenditures set forth in the capital expenditure budget for fiscal year 2001 previously made available to Purchaser and (iii) maintenance capital expenditures made in the ordinary course of business;

         (d) not permit the Business to: (i) incur or assume any long-term debt relating to the Business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to any other Person; or (iv) mortgage or pledge any of the Acquired Assets or create any Lien upon the Acquired Assets except for Permitted Liens;

         (e) not change any of the accounting principles used by the Business unless required by GAAP or Applicable Law;

         (f) not incur any material obligation or liability, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice;

         (g) not sell, transfer, lease to others or otherwise dispose of any of the Acquired Assets, except for inventory sold in the ordinary course of business, or cancel or compromise any debt or claim in excess of $10,000, or waive or release any right of substantial value;

         (h) not transfer or grant any rights or licenses under, or enter into any settlement regarding the breach or infringement of, any United States or foreign license of any Intellectual Property, or modify any existing rights with respect thereto or enter into any licensing or similar agreements or arrangements, except in the ordinary course of business consistent with past practice, provided, however, that, with respect to any material Intellectual Property, Seller shall obtain Purchaser's prior consent, such consent not to be unreasonably withheld or delayed;

         (i) not make any increase in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any non-union Plant Employee (as defined in Section 4.3) except, (i) as required under Plans or agreements in effect as of the date hereof, or (ii) in the ordinary course of business consistent with past practice;

         (j) adopt or amend any employment, collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, vacation, severance, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of any Affected Employee (whether or not legally binding), to the extent the obligations under such plan, agreement, trust, fund or arrangement will be an Assumed Liability;

         (k) not enter into or assume any material agreement, contract or instrument relating to the Business, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

         (l) not settle or agree to settle any litigation, action or proceeding relating to an Assumed Liability other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $50,000;

         (m) not make any material change in the selling, distribution, advertising, terms of sale or collection practices for the Business from those planned or budgeted, or enter into any practices, programs or long-term allowances not previously used during the past twelve months.

         (n) not purchase, order or otherwise acquire inventory for the Business in excess of the reasonably forecast requirements of the Business;

         (o) pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of business consistent with prior practice, subject to any of Sellers' obligations as debtors or debtors-in-possession under the Bankruptcy Code;

         (p) except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, use reasonable best efforts to perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Business or the Acquired Assets;

         (q) not take any action or omit to take any action that would result in the occurrence of any of the foregoing actions set forth in Sections 4.1(b) through and including Section 4.1(n); and

         (r) satisfy, extinguish, terminate, and cause to be removed from the applicable public records, the following liens and encumbrances listed as exceptions on the title commitments described in Section 2.12(a)(ii) of the Seller Disclosure Schedule: (I) with respect to Imlay City, MI: Schedule B-1 exceptions 6, 7, 9, 11, 12 and 13; Schedule B-2 exceptions 9 and 10; and (ii) Millsboro, DE: Schedule B-2 exceptions 3, 7, 8, 9, 10, 15, 16, 17, 19, 20, 21,
22, 27, 28, 29, 30, 31 and 32.

         Section 4.2. Reasonable Best Efforts.

         (a) Each of Sellers and Purchaser agrees to cooperate with each other with respect to the notices and filings to be made in connection with the consents, approvals, waivers, authorizations, licenses, Permits, qualifications and Orders necessary to consummate the transactions contemplated hereby. Each of Seller and Purchaser shall use its reasonable best efforts to obtain, as promptly as practicable, the consents, approvals, waivers, authorizations, licenses, Permits, qualifications and Orders required to be obtained by it prior to Closing in order to consummate the transactions contemplated by this Agreement, if not rendered inapplicable by order of the Bankruptcy Court, and all other things reasonably necessary to consummate and make effective the transactions contemplated hereby by the expected Closing Date, provided that nothing in this Agreement shall be construed as requiring Purchaser to litigate or agree to hold separate or to dispose of any assets or property in order to obtain approval of the consummation of the transactions contemplated hereby.

         (b) Sellers and Purchaser shall, as soon as practicable, promptly file the appropriate applications and documentary materials required to be filed by them in connection with obtaining all necessary regulatory consents, approvals, waivers and authorizations required to be obtained prior to Closing, including making the filings pursuant to the HSR Act (and any foreign competition laws or regulations applicable to the transactions contemplated by this Agreement) ("Regulatory Authorizations"), and promptly file any additional information required in connection with such filings as soon as practicable after receipt of request therefor. Each of Sellers and Purchaser agrees to cooperate with and to consult promptly with the other party and the other party's counsel with respect to the Regulatory Authorizations and to provide advance drafts and copies of all presentations and filings to be made in connection with the Regulatory Authorizations, and any reasonably available information with respect to such presentations and filings, to the other party's counsel with appropriate confidentiality provisions.

         (c) At all times prior to the Closing, each party hereto shall promptly notify the other party hereto in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions applicable to such other party's obligation to effect the Closing pursuant to
Article VI, promptly upon such party becoming aware of the same.

         (d) Seller shall use reasonable best efforts to assist Purchaser in accomplishing a smooth transition of the Business from Sellers to Purchaser, including, without limitation, providing customer information to Purchaser as appropriate. Purchaser acknowledges and agrees that (i) unless and until the Closing occurs, any information concerning customers of the Business provided by Sellers to Purchaser, or any of its Affiliates, Subsidiaries, directors, officers, employees, representatives or agents (collectively, the "Purchaser Representatives"), shall be subject to the terms and conditions of the Confidentiality Agreement (as defined in Section 7.2).

         Section 4.3. Employee Matters.

         (a) (i) Prior to the Closing Date, Purchaser shall offer in writing to employ, in the same geographical area as employed immediately prior to the Closing Date, all of the employees located at Seller's plants (collectively, the "Plant Employees"), and up to 45 additional salaried employees who either (x) work exclusively for the Business or (y) work for the Business and one or more other businesses of Sellers, to the extent that Purchaser has received the prior written consent of Seller to make such offers, and who are designated by Purchaser to Seller at least five days before the Closing Date (the "Additional Employees") (the Plant Employees and the Additional Employees are collectively referred to as the "Affected Employees"). Such offer shall be effective as of the Closing Date with respect to Affected Employees who are active employees of the Business immediately prior to the Closing Date and upon the cessation of disability or any other approved leave of absence with respect to Affected Employees who, as of the Closing Date, are employees of the Business but who are inactive due to disability or other approved leave of absence.

                  (ii) Purchaser shall have no responsibility for and Seller shall reimburse Purchaser for any costs or liabilities that may be incurred by Purchaser directly or indirectly in connection with any employee of Sellers who is not a Transferred Employee (as defined in Section 4.3(b) below), it being the intent of this Agreement that all costs and liabilities associated with the employment and termination of employment of such employees (including any duplicated costs that may be incurred by reason of the foregoing provisions) be entirely borne by Seller. In the event that any claims are made within the applicable statute of limitations which are based upon Purchaser's exercise of its discretion in connection with the selection process set forth in this
         Section 4.3(a) or, after the Closing, Purchaser's conduct with respect to the hiring or employment of any Transferred Employee, Purchaser will bear the litigation costs and damages and shall indemnify and hold Seller harmless against any and all such claims. Seller shall remain solely liable for any employment claims based on acts occurring before the Closing Date or as a result of the consummation of the transactions contemplated hereby or the entering into of this Agreement other than claims based upon Purchaser's exercise of its discretion in connection with the selection process set forth in this Section 4.3(a).

                  (iii) Purchaser will pay severance to any Transferred Employee terminated by Purchaser other than "for cause" after the Closing Date in accordance with Purchaser's applicable severance plans; provided, however, that nothing contained in this Agreement shall be construed to limit the right of Purchaser to terminate the employment of any Transferred Employee, for cause or otherwise, at any time after the Closing. Seller shall be responsible for and shall indemnify and hold Purchaser harmless against any and all severance or other claims (including, but not limited to, any claims for litigation costs and damages) made by any and all employees of Seller or its Subsidiaries or of the Business (other than as a result of a termination by Purchaser of a Transferred Employee as described above or claims based upon Purchaser's exercise of its discretion in connection with the selection process set forth in this Section 4.3(a) or, after the Closing, Purchaser's conduct with respect to the hiring or employment of any Transferred Employee), including any claims alleging that their employment was terminated upon or as a result of the consummation of the transactions contemplated hereby or the entering into of this Agreement and including any claims by Transferred Employees alleging that the "same desk" rule would not be applicable.

         (b) Except to the extent necessary to avoid duplication of benefits, Purchaser shall cause each Affected Employee who accepts Purchaser's offer of employment and commences employment with Purchaser or a Subsidiary of Purchaser (collectively, the "Transferred Employees") to be given full credit for all service with Seller or any Subsidiary of Seller prior to the Closing Date (and service credited by Seller and/or any Subsidiary of Seller) for all purposes under any employee benefit plans or arrangements of Purchaser or any Subsidiary of Purchaser in which such Transferred Employees participate from and after the Closing Date, to the same extent such service was recognized by Seller or any Subsidiary of Seller immediately prior to the Closing

Date. Purchaser shall, or shall cause a Subsidiary of Purchaser to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under any welfare plan in which such employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan of Seller or any Subsidiary of Seller in which Transferred Employees participate immediately prior to the Closing Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employees are eligible to participate after the Closing Date, as if those deductibles or co-payments had been paid under the welfare plans in which such employees are eligible to participate after the Closing Date.

         (c) Effective as of the Closing Date, each Transferred Employee shall cease to accrue any further benefits under Seller's defined contribution plans listed in Section 2.14(a) of the Seller Disclosure Schedule ("Seller's Defined Contribution Plans"). Each Transferred Employee who is a participant in any of the Seller's Defined Contribution Plans shall be given the opportunity to receive, as soon as practicable following the Closing Date, a distribution of his or her account balance(s) under such plan(s) and, if Purchaser agrees, shall be given the opportunity to elect to have such account balance transferred directly to a tax qualified defined contribution plan maintained by Purchaser, subject to and in accordance with Applicable Law.

         (d) Effective as of the Closing Date, each Transferred Employee shall cease to accrue any further benefits under Seller's defined benefit plans listed in Section 2.14(a) of the Seller Disclosure Schedule ("Seller's Defined Benefit Plans"). As soon as practicable after, and in any event within 90 days after, and effective as of, the Closing Date, Purchaser shall designate a defined benefit pension plan(s) of Purchaser or one of its Affiliates intended to qualify under Section 401(a) and Section 501(a) of the Code (such plan(s), "Purchaser's Defined Benefit Plan") to receive a transfer of assets and liabilities from Seller's Defined Benefit Plans pursuant to this Section 4.3(d).

         In connection therewith, Seller shall direct the trustee(s) of the trust(s) under each such Seller's Defined Benefit Plan to transfer from the trust(s) under such Seller's Defined Benefit Plan to the trust under Purchaser's Defined Benefit Plan, a "Transfer Amount" equal to an amount determined by Seller's actuary (it being understood, however, that the amount determined by Seller's actuary shall be reviewed and determined to be reasonable by Purchaser's actuary prior to the final determination of such amount) to be equal to the amount of assets which must be transferred as of the Closing Date solely on account of Transferred Employees as determined in accordance with Section 414(l) of the Code and the regulations thereunder. The calculation of the present value of such benefits shall be in accordance with Section 414(l) of the Code and the regulations promulgated thereunder utilizing assumptions used by the Pension Benefit Guaranty Corporation as of the Closing Date. In the event that Purchaser's actuary disagrees with the amount determined by Seller's actuary, Seller and Purchaser shall select an independent third-party actuary to settle such disagreement. The determination of such third party actuary shall be binding on Seller and Purchaser. The fees, costs and expenses of said third-party actuary shall be divided equally between Seller and Purchaser.

         Such Transfer Amount shall be calculated as of the Closing Date and will be credited with investment return until such assets are transferred to Purchaser's Defined Benefit Plan. Prior to the Closing Date, Seller's actuary shall make an estimate of such Transfer Amount (it being understood, however, that such estimate shall be reviewed and determined to be reasonable by Purchaser's actuary prior to the final determination of such estimate) and Seller shall segregate an amount of assets in the trust of Seller's Defined Benefit Plans equal to the amount estimated by Seller's actuary. These segregated assets shall remain in their existing fixed-income investment portfolio until the date such Transfer Amount is transferred to Purchaser's Defined Benefit Plan. The investment return credited to such Transfer Amount shall be at the same rate as earned by such segregated assets in the trust of Seller's Defined Benefit Plans. In the event that Purchaser's actuary disagrees with Seller's actuary's estimate of such Transfer Amount, Seller and Purchaser shall select an independent third-party actuary to settle such disagreement. The determination of such third party actuary shall be binding on Seller and Purchaser. The fees, costs and expenses of said third-party actuary shall be divided equally between Seller and Purchaser.

         Purchaser's Defined Benefit Plan shall assume and be solely responsible for any and all liabilities and obligations whatsoever for all accrued benefits, including all ancillary benefits (excluding any benefits arising from any change in control provision) under Seller's Defined Benefit Plans in respect of Transferred Employees as of the Closing Date and each of Seller and its Affiliates and Seller's Defined Benefit Plans shall be relieved of all such liabilities and obligations for such benefits; provided, however, that such assumption shall not require Purchaser to provide to such Transferred Employees future accrual of benefits under Purchaser's Defined Benefit Plans following the Closing Date.

         (e) Following the Closing Date, Purchaser agrees to provide post-retirement medical benefits under the terms and conditions of Purchaser's applicable retiree medical plan (including provisions for the modification, amendment or termination of such plan), to those Transferred Employees (and their eligible dependents) who elect to receive such benefits and who immediately prior to the Closing Date would be eligible for such benefits upon termination of employment with Seller (collectively, "Vested Transferred Employees").

         (f) Purchaser shall be responsible for any workers' compensation benefits for Transferred Employees that relate to events occurring on or after the Closing Date. Seller shall be responsible for all workers' compensation benefits, whether reported or unreported on the Closing Date and regardless of when notices of such benefits or claims are filed, brought by or in respect of any Transferred Employee that relate to events occurring prior to the Closing Date.

         (g) To the extent that any obligations might arise under the Worker Adjustment Retraining Notification Act ("WARN"), 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal, state, regional, foreign or local law, rule or regulation (hereinafter referred to collectively as "WARN Obligations") as a consequence of the transactions contemplated by this Agreement, Seller shall be responsible for any WARN Obligations arising as a result of any employment losses occurring prior to the Closing Date. Purchaser shall be responsible for any WARN Obligations arising as a result of any employment losses occurring on or after the Closing Date with respect to all Plant Employees located at the Imlay City, Michigan and Millsboro, Delaware facilities who become Transferred Employees.

         (h) Effective as of the Closing, Purchaser shall assume and continue in full force and effect the collective bargaining agreements set forth on Exhibit 4.3(h) attached hereto, including all employee benefit obligations thereunder. During the period between the signing of this Agreement and the Closing Date, Seller shall use its reasonable best efforts to extend the Imlay City collective bargaining agreement through October 1, 2001, subject to the approval of the Bankruptcy Court to the extent such approval is required. If the union that must approve such extension or, if required, the Bankruptcy Court, does not approve such proposed extension, then, during the period between the date of this Agreement and the Closing Date, Seller shall enter into negotiations with such union with respect to the Imlay City collective bargaining agreement and shall provide to Purchaser periodic updates of the status of such negotiations.

         Section 4.4. Seller's Trademarks. It is expressly agreed that Purchaser is not purchasing, acquiring or otherwise obtaining, any right, title or interest in any trademark, trade names, service marks, service names, logos, designs, slogans, trade dress and general intangibles of like nature together with the goodwill associated therewith of Seller or any of its Affiliates (collectively, the "Seller's Trademarks") other than the Trademarks (as defined in Section 1.1(d)).

         Section 4.5. Further Assurances. At any time after the Closing Date, Sellers and Purchaser shall promptly execute, acknowledge and deliver any other assurances, documents, instruments or conveyances reasonably requested by Seller or Purchaser, as the case may be, or necessary for Sellers or Purchaser, as the case may be, to satisfy their respective obligations hereunder or obtain the benefits contemplated hereby.

         Section 4.6. Post-Closing Cooperation. After the Closing, upon reasonable written notice, each of Purchaser and Sellers shall, in a prompt and timely manner, furnish or cause to be furnished to the other party and its employees, counsel, auditors and representatives access during normal business hours to such party's employees, counsel, auditors and representatives, including but not limited to, access to any transferred personnel, in connection with any matter relating to the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any tax audit, claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 4.6. Neither party shall be required by this Section 4.6 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

         Section 4.7. Announcement. Neither Seller nor Purchaser will issue, or permit any of its Affiliates to issue, any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other (which consent shall not be unreasonably withheld), except as may be required by Applicable Law or stock exchange regulation. Notwithstanding anything in this Section 4.7 to the contrary, Seller and Purchaser will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby, whether or not required by Applicable Law or stock exchange regulation.

         Section 4.8. Access to Information.

         (a) Subject to Section 4.2(d), from the date of this Agreement to the Closing, Seller will, and will cause each of its Subsidiaries, to (i) give Purchaser and its authorized representatives reasonable access to all the books, records, personnel, offices, properties and other facilities relating to the Business, or expected to be used in connection with the provision of transitional services under any Collateral Agreement, and to Seller's accountants, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request, (iii) permit Purchaser to visit major customers of the Business and (iv) cause the officers of Seller to furnish Purchaser with such financial and operating data and other information with respect to the Business as Purchaser may from time to time reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable prior notice, under the supervision of Seller's personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere unreasonably with the normal operation of the Business or other business operations of Seller. Seller will keep Purchaser generally informed as to the affairs of the Business.

         (b) From the date of this Agreement to the Closing, on or before the 20th day of each month, Seller shall deliver to Purchaser unaudited consolidated financial statements of the Business as at and for the monthly period ending the last day of the preceding month (the "Subsequent Monthly Financial Statements"), which shall include a balance sheet and management statement of earnings before interest and income taxes. At the time that the Subsequent Monthly Financial Statements are delivered to Purchaser, Seller shall by such delivery be deemed to have made the representations and warranties to Purchaser with respect to such Subsequent Monthly Financial Statements set forth in Section 2.5; provided, that for all purposes of this Agreement, Seller shall be deemed to have made such representations and warranties to Purchaser with respect to the Subsequent Monthly Financial Statements for each monthly period as of the date of delivery of such financial statements and as of the Closing Date.

         (c) From the date of this Agreement to the Closing, Seller shall deliver to Purchaser on a weekly basis a true and correct copy of Seller's daily activity report of sales and order activity for each of the Pickles Business and the Sauce Business in the format set forth on Exhibit 4.8(c).

         (d) To simplify and expedite post-closing transition of the Business and the Acquired Assets, promptly following the date of this Agreement Purchaser shall select, contract with, and pay a third party ("Contractor") to review Seller's Promotion and Price Data, as hereinafter defined. "Promotion and Price Data" shall mean Seller's data, books, records, computer software and hardware, software programs and related materials containing Seller's customer prices and promotions information for the Business, including but not limited to national prices and deals as well as customer-specific promotional and price activity. Seller shall make the Promotion and Price Data available to Contractor promptly following the date of this Agreement. Contractor shall manage and perform the transfer, migration and conversion of the Promotion and Price Data to a separate database on a SAP software system (the "Independent Database"), which activity of Contractor shall require mapping development, data collection and data input tasks. Contractor shall continually update the Independent Database until Closing or the termination of this Agreement. The Independent Database shall be technically developed, maintained and supported by Contractor's personnel and such Independent Database shall not be accessible to Purchaser or any employees or agents of Purchaser, except for certain specified employees of Purchaser's Information Technology and Master Data Maintenance units. Such employees of Purchaser with access to the Independent Database shall be limited in number and shall be mutually agreed upon between Purchaser and Seller. Contractor and the mutually agreed employees of Purchaser with access to the Independent Database shall execute confidentiality agreements with Seller prohibiting the exchange, dissemination or discussion of any and all elements of the data exchange process or the Independent Database to other personnel of Purchaser. The mutually agreed employees of Purchaser with access to the Independent Database may receive updates on Contractor's activities and have access to the Independent Database for the purpose of quality assurance and supervision of Contractor only. Seller, at its option, may attend all meetings and participate in all communications between Contractor and the mutually agreed employees of Purchaser with access to the Independent Database. At the Closing, the Independent Database shall be delivered to Purchaser as part of the Acquired Assets. If this Agreement is terminated and the Closing does not occur, the Independent Database shall be destroyed by Contractor, as certified by Contractor to Seller and Purchaser in writing. Seller shall cooperate with Contractor and provide Contractor with access to the Promotion and Price Data and with knowledgeable employees of Purchaser relating to the Promotion and Price Data to facilitate the creation of the Independent Database in accordance with the timetable set forth in Exhibit 4.8(d) attached hereto and made a part hereof.

         Section 4.9. Maintenance of Books and Records. Each of the parties hereto shall preserve, until at least the seventh anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to the Business. After the Closing Date and up until at least the seventh anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (x) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (y) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses). Such records may be sought under this
Section 4.9 for any reasonable purpose, including, without limitation, to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 30th day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

         Section 4.10. Non-Solicitation of Employees.

         (a) From and after the date hereof, Seller shall not, and shall cause its Subsidiaries not to, without the prior written approval of Purchaser, for a period of two years from the Closing Date, directly or indirectly, (i) solicit, encourage, entice or induce any person who is an employee of the Business at the date hereof or who becomes an employee of the Business after the date hereof but prior to the Closing Date, to terminate his or her employment with the Business, or (ii) hire or employ any person who is an employee of the Business at the date hereof or who becomes an employee of the Business after the date hereof but prior to the Closing Date; provided, that the foregoing shall not apply to persons who approach Seller or any Subsidiary of Seller for the purposes of employment or who are hired as a result of the use of an independent employment agency where contact between such person and the independent employment agency was initiated by such person or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the Business.

         (b) Except as otherwise expressly provided in Section 4.3(a)(i) or in any other provision of this Agreement, from and after the date hereof, Purchaser shall not, without the prior written approval of Seller, for a period of eighteen months after the Closing Date, directly or indirectly, (i) solicit, encourage, entice or induce any person who is an employee of Seller at Seller's corporate headquarters in Cherry Hill, New Jersey (each, a "Headquarters Employee") at the date hereof or who becomes a Headquarters Employee after the date hereof but prior to the Closing Date, to terminate his or her employment with Seller, or (ii) hire or employ any person who is a Headquarters Employee at the date hereof or who becomes a Headquarters Employee after the date hereof but prior to the Closing Date; provided, that the foregoing shall not apply to persons who approach Purchaser or any of Subsidiary of Purchaser for the purposes of employment or who are hired as a result of the use of an independent employment agency where contact between such person and the independent employment agency was initiated by such person or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of Seller.

         (c) If it is ever held by any court of competent jurisdiction that the restriction placed on any party to this Agreement by this Section 4.10 is too onerous and is not necessary for the protection of the other party or parties hereto, each party to this Agreement agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the other party or parties hereto.

         Section 4.11. Transfers Not Effected as of Closing. Nothing herein shall be deemed to require the conveyance, assignment or transfer of any Acquired Asset that by its terms or by operation of Applicable Law cannot be freely conveyed, assigned, transferred or assumed. To the extent the parties hereto have been unable to obtain any governmental or any third party consents or approvals required under Applicable Law for the transfer of any Acquired Asset and to the extent not otherwise prohibited by the terms of any Acquired Asset, Seller shall continue to be bound by the terms of such applicable Acquired Asset and Purchaser shall pay, perform and discharge fully all of the obligations of Seller thereunder from and after the Closing to the extent that the corresponding benefit is received. Seller shall, without consideration therefor, pay, assign and remit to Purchaser promptly all monies, rights and other consideration received in respect of such performance. Seller shall exercise or exploit its rights in respect of such Acquired Assets only as reasonably directed by Purchaser and at Purchaser's expense. Subject to and in accordance with Section 4.2, for not more than 90 days following the Closing Date, the parties hereto shall continue to use their reasonable best efforts to obtain all such unobtained consents or approvals required to be obtained by it at the earliest practicable date. If and when any such consents or approvals shall be obtained, then Seller shall promptly assign its rights and obligations thereunder to Purchaser without payment of consideration and Purchaser shall, without the payment of any consideration therefor, assume such rights and obligations. The parties shall execute such good and sufficient instruments as may be necessary to evidence such assignment and assumption.

         Section 4.12. Bulk Sales Laws. Purchaser waives compliance by Seller, and Seller waives compliance by Purchaser, with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors.

         Section 4.13. Collateral Agreements. Simultaneously with the Closing, Purchaser and Seller shall enter into a transition services agreement (the "Transition Services Agreement") substantially in the form attached hereto as
Exhibit 4.13 (the Transitional Agreement, along with the Escrow Agreement, are collectively referred to herein as the "Collateral Agreements").

         Section 4.14. Trademark Matters.(a) (a) Purchaser hereby grants to Seller and its Affiliates ("Licensees"), effective upon the Closing Date, a non-transferable, non-exclusive, royalty free worldwide transitional right and license to use the Trademarks set forth on Exhibit 4.14 (a) attached hereto, together with all slogans, logos, designs and trade dress associated therewith, which are, in each case, in existence at Closing and currently being used in the conduct of the Business (the "Vlasic Marks"). This transitional license shall permit use of the Vlasic Marks solely as follows (except as set forth in the next sentence): (i) on existing packaging and labeling inventory for a period equal to the earlier of the exhaustion of such inventory or 6 months and (ii) on finished product inventory for such inventory's shelf life (not to exceed 18 months), provided however, that in each case of (i) or (ii), such use shall be solely in the form and consistent with the manner in which such Vlasic Marks have heretofore been used in the Business (the "Transitional License"). In addition, Seller agrees (x) to use its best efforts to obtain an order from the Bankruptcy Court in connection with the Sale Hearing (as defined in Section 4.16) changing its name from Vlasic Foods International Inc. to a name which does not include the word "Vlasic" or a word that is confusingly similar to the word "Vlasic", and (y) to use the Vlasic Marks for administrative, corporate and legal use for no more than three months after the Closing Date except to the extent reasonably necessary in the manner set forth on Exhibit 4.14 (a)(x) or for compliance with the notice or other requirements of the Bankruptcy Code or compliance with other Applicable Law. Notwithstanding the foregoing, Purchaser hereby agrees that Seller may grant a sublicense in sub-sections (i) and (ii) of this Transitional License with respect to certain of the Vlasic Marks set forth on Exhibit 4.14(b) ("Transitional Sublicense"), to the purchaser(s) of Seller's other businesses. Any Transitional Sublicense shall become effective upon the closing date of the sale of the applicable business, and shall be in effect for the remainder of the transitional license periods, as applicable. No other use of the Vlasic Marks shall be made by Licensees or sublicensees during applicable transitional license periods without Purchaser's express written consent, such consent not to be unreasonably withheld or delayed. Any and all rights and goodwill arising from the use of the Vlasic Marks by Licensees pursuant to this Transitional License, or their assigns pursuant to any Transitional Sublicense, shall inure solely to Purchaser's benefit. Licensees agree that neither Seller, nor any of its Affiliates, or sublicensees shall use, directly or indirectly, the Vlasic Marks in any other way that suggests that there is a relation or affiliation between Licensees or sublicensees and Purchaser or any of its Affiliates other than that as created by this Agreement, or as a trademark, service mark or trade name for Licensees or sublicensees. Nothing in this Agreement or in the performance thereof, or that might otherwise be implied by law, shall operate to grant Licensees any right, title or interest in and to the Vlasic Marks. Licensees shall and shall cause any sublicensees to assign to Purchaser, and do hereby assign to Purchaser, any rights they may acquire, if any, by the operation of law or otherwise, in the Vlasic Marks pursuant to this Transitional License or any Transitional Sublicense. As between the parties, Purchaser shall have the sole right, and in its sole discretion, may commence, prosecute, defend and control any action concerning the Vlasic Marks.

         (b) Seller agrees to use its best efforts to obtain from the Bankruptcy Court an order authorizing the consolidation of the Chapter 11 cases of Seller and its Affiliates under the caption of VF Brands, Inc. To that end, Seller agrees to file with the Bankruptcy Court a motion and proposed order seeking such caption in a time and manner such that such motion may be considered by the Bankruptcy Court on the same date as or prior to the Sale Hearing.

         (c) Seller agrees that it will not submit or seek confirmation of, and will oppose the confirmation of, any plan of reorganization that does not contain a provision providing that the name of Seller, and each subsidiary of Seller which has a name containing the word "Vlasic," shall be changed to a name which does not include the word "Vlasic" or a word that is confusingly similar to the word "Vlasic." Seller acknowledges that this Section 4.14(c) relates to a special, unique and extraordinary matter and that a violation of this Section 4.14(c) will cause Purchaser irreparable injury for which adequate remedies are not available at law. Seller agrees that Purchaser shall be entitled to equitable relief, including injunction, in the event of any breach of this Section 4.14(c) and that Seller shall not oppose the granting of such relief.

         Section 4.15. Submission for Court Approval.

         (a) As promptly as practicable, but in no event later than two Business Days, after the filing of the Petition with the Bankruptcy Court, Seller shall file with the Bankruptcy Court a motion, notices and a proposed order, as may be appropriate (the "Bidding Procedures Order"), seeking the approval of Section
4.16 hereof and authorizing the observance and performance of such terms by Seller and its Subsidiaries and Purchaser during the pendency of the Bankruptcy Case.

         (b) As promptly as practicable, but in no event later than two Business Days, after the filing of the Petition with the Bankruptcy Court, Seller shall file with the Bankruptcy Court a motion, notices and a proposed Sale Order, as may be appropriate, seeking the approval of this Agreement, Seller's and its Subsidiaries' performance hereunder, the sale of the Acquired Assets free and clear of all liens, claims (as defined in Section 101(5) of the Bankruptcy Code) and interests, and the assumption and assignment of the Contracts as provided in this Agreement. Purchaser shall cooperate with Seller in obtaining such Bankruptcy Court approval, including providing evidence, if requested, of Purchaser's ability to perform the obligations of Seller and its Subsidiaries under the Contracts to be assumed by Purchaser pursuant to Section 1.3(b).

         (c) As promptly as practicable, but in no event later than two Business Days, after the date hereof, Seller will file the Petition with the Bankruptcy Court.

         Section 4.16. Bidding Procedures. Seller acknowledges that this Agreement is the culmination of an extensive process undertaken by Seller to identify and negotiate a transaction with a bidder who was prepared to pay the highest and best purchase price for the Acquired Assets while assuming or otherwise satisfying certain liabilities in order to maximize value for Seller's constituents. Set forth below are the bidding procedures (the "Bidding Procedures") to be employed with respect to this Agreement concerning the sale of the Acquired Assets of Seller and its Subsidiaries to Purchaser (the "Sale"). The Sale is subject to competitive bidding as set forth herein and approval by the Bankruptcy Court at a hearing under Sections 363 and 365 of the Bankruptcy Code (the "Sale Hearing"). The following overbid provisions and related bid protections are designed to compensate Purchaser for its efforts and agreements to date and to facilitate a full and fair process designed to maximize the value of the Acquired Assets for the benefit of Seller's stakeholders.

         (a) Bid Deadline. All Bids must be submitted to Seller c/o Sally McDonald Henry at Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square,

New York, New York 10036, with a copy to Daniel T. Motulsky at Lazard Freres & Co., LLC, 30 Rockefeller Plaza, New York, New York 10020, not later than 11:00 a.m. (EST) on the date which is three Business Days prior to the date scheduled by the Bankruptcy Court for the Sale Hearing (the "Bid Deadline"). Seller will immediately distribute by facsimile transmission, personal delivery or reliable overnight courier service in accordance with Section 8.1 a copy of each Bid upon receipt to (i) counsel to any official committee of unsecured creditors appointed in the Bankruptcy Case, (ii) counsel to Seller's proposed debtor-in-possession lenders, and (iii) counsel to Purchaser. For purposes of this Agreement, "Bid" shall mean a letter from a Person who the Board of Directors of Seller has determined in the exercise of its fiduciary duty is financially able to consummate the purchase of the Acquired Assets (a "Qualified Bidder") stating that (i) such Qualified Bidder offers to purchase the Acquired Assets upon the terms and conditions set forth in a copy of this Agreement, together with all Exhibits and Schedules hereto (the "Definitive Sale Documentation"), marked to show those amendments and modifications to the Definitive Sale Documentation, including, but not limited to, price and the time of closing, that such Qualified Bidder proposes, (ii) such Qualified Bidder is prepared to enter into and consummate the transaction within not more than ten days after approval by the Bankruptcy Court of the Sale Order, subject to receipt of any governmental or regulatory approvals, and (iii) such Qualified Bidder's offer is irrevocable until the closing of a purchase of the Acquired Assets.

         (b) Qualified Bid. Only Qualified Bids will qualify for consideration at the Auction (as defined below). For purposes of this Agreement, a "Qualified Bid" is a Bid that:

                  (i) complies in all respects with Section 4.16(a);

                  (ii) has a cash component of at least an amount sufficient to satisfy the Expense Reimbursement and the Break-Up Fee (each as defined in Section 4.16(d));

                  (iii) is a proposal that Seller determines, in the good faith opinion of the Board of Directors of Seller after consultation with the independent financial advisor of Seller, is not materially more burdensome or conditional than the terms of this Agreement and has a value greater than or equal to the sum of (x) the value, as reasonably determined by the independent financial advisor of Seller, of Purchaser's offer plus (y) the amount of the Expense Reimbursement and the Break-Up Fee plus (z) in the case of the initial Qualified Bid, $1,500,000, and in the case of any subsequent Qualified Bids, $1,000,000 over the preceding Qualified Bid;

                  (iv) is substantially on the same or better terms and conditions as set forth in a copy of Definitive Sale Documentation; and

                  (v) is accompanied by satisfactory evidence of committed financing or other ability to perform.

If Seller does not receive any Qualified Bids, Seller will report the same to the Bankruptcy Court and will proceed with a sale and assignment of the Acquired Assets to Purchaser. This Agreement executed by Purchaser shall constitute a Qualified Bid for all purposes.

         (c) Auction, Bidding Increments, and Bids Remaining Open.

                  (i) If Seller receives a Qualified Bid, Seller will conduct an auction (the "Auction") at the offices of Skadden, Arps, Slate, Meagher & Flom LLP on the date that is one Business Day prior to the date scheduled by the Bankruptcy Court for the Sale Hearing, beginning at 11:00 a.m. (EST) or such later time or other place as Seller shall notify all Qualified Bidders who have submitted Qualified Bids. Only Purchaser, Seller, any representative of any official committee appointed in the Bankruptcy Case, Morgan Guaranty Trust Company of New York, as administrative agent and collateral agent (the "Administrative Agent") under the debtor-in-possession credit and guaranty agreement, dated on or about the date hereof, among Seller, the guarantors party thereto, the banks party thereto, the Administrative Agent and The Chase Manhattan Bank, as syndication agent, counsel to the Administrative Agent and any Qualified Bidders who have timely submitted Qualified Bids shall be entitled to attend the Auction, and only Purchaser and Qualified Bidders will be entitled to make any subsequent Qualified Bids at the Auction. Bidding at the Auction will continue until such time as the highest and best offer is determined. Seller may announce at the Auction additional procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make subsequent overbids) for conducting the Auction so long as such rules are not inconsistent with these Bidding Procedures.

                  (ii) At least one Business Day prior to the Auction, Seller will give Purchaser and all other Qualified Bidders a copy of the highest and best Qualified Bid received and copies of all other Qualified Bids. In addition, Seller will inform Purchaser and each Qualified Bidder who has expressed its intent to participate in the Auction of the identity of all Qualified Bidders that may participate in the Auction.

         (d) Break-Up Fee and Expense Reimbursement. In the event that Seller
(i) accepts a Bid, other than that of Purchaser, as the highest or best offer (an "Auction Transaction") or (ii) sells, transfers, leases or otherwise disposes directly or indirectly, including through an asset sale, stock sale, merger, reorganization or other similar transaction, of all or substantially all or a material portion of the Acquired Assets (or agrees to do any of the foregoing) in a transaction or series of transactions to a party or parties other than Purchaser within twelve months from the date hereof (either of clause
(i) or (ii) being, an "Alternative Transaction"), Seller shall pay to Purchaser
(i) an amount equal to its reasonable, actual out-of-pocket costs and expenses (including, without limitation, expenses of counsel, expenses of financial advisor and expenses of other consultants and the HSR Act filing fee) incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, not to exceed $1,000,000 (the "Expense Reimbursement"), and (ii) a break-up fee in the amount of $5,000,000 which represents Purchaser's fee for its work in (x) establishing a bid standard or minimum for other bidders, (y) placing estate property in a sales configuration mode attracting other bidders to the Auction and (z) for serving, by its name and its expressed interest, as a catalyst for other bidders (the "Break-Up Fee"); provided, however, that in no event shall the Expense Reimbursement or the Break-Up Fee be payable to Purchaser (x) if Purchaser terminates this Agreement (other than in the event of an Auction Transaction) for any reason other than the willful breach by Sellers of any representation, warranty, covenant or agreement set forth in this Agreement, or (y) if this Agreement is terminated by Seller pursuant to Section 7.1(c) or 7.1(d). The Break-Up Fee and the Expense Reimbursement shall be paid as an administrative priority of Seller under Section 503(b)(1) of the Bankruptcy Code upon the earlier to occur of the closing of the Alternative Transaction and the consummation of a plan of reorganization.

         Section 4.17. Accounts Receivable.(a) (a) Promptly after the later of
(x) 120 days from the Closing Date and (y) five Business Days after the determination of the Final Closing Balance Sheet in accordance with Section 1.7 (the "Adjustment Date"), Purchaser shall deliver a written notice (the "Purchaser Receivables Notice") to Seller (after receipt of a report from Seller indicating the amount of Accounts Receivable collected by Seller after the Closing Date) which states either (i) that as of the Adjustment Date Purchaser has not been paid in full in respect of all Accounts Receivable (net of reserves for doubtful accounts and allowances for valid promotional discounts) outstanding as of the Closing as set forth on the Final Closing Balance Sheet (the "Final Accounts Receivable"), and, accordingly, Purchaser shall be entitled to receive out of the Escrow Fund the excess of (x) the amount of the Final Accounts Receivable (net of reserves for doubtful accounts and allowances for valid promotional discounts) over (y) the amount of payments actually received by Purchaser or any of its Affiliates in respect of the Final Accounts Receivable (such excess, the "Adjustment Amount"), or (ii) that Purchaser has been paid in full in respect of all Final Accounts Receivable (net of reserves for doubtful accounts and allowances for valid promotional discounts). Upon receipt of the Purchaser Receivables Notice by Seller, Purchaser and Seller shall promptly prepare and deliver a written notice to the Escrow Agent, in accordance with the terms and conditions of the Escrow Agreement, which restates the information set forth in the Purchaser Receivables Notice (the "Receivables Notice"). Upon receipt of the Receivables Notice, and only if the Receivables Notice indicates that Purchaser is entitled to receive an amount of funds set forth therein pursuant to this Section 4.17, the Escrow Agent shall promptly remit to Purchaser, in exchange for Purchaser's transfer of all unpaid Final Accounts Receivable to Seller, a sum, in immediately available same day funds, equal to the Adjustment Amount. In calculating the Adjustment Amount pursuant to this Section 4.17, payments received by Purchaser or its Affiliates in respect of Final Accounts Receivable before the transfer of any unpaid Final Accounts Receivable to Seller pursuant to this Section 4.17 shall be credited as directed by the account debtor, or if no direction is provided, first to the oldest Final Account Receivable of that customer until all Final Accounts Receivable with respect to that customer are paid in full; provided, however, that once Seller receives a non-directed payment from an account debtor, it will promptly forward to Purchaser all payment support information related to such payment for review and, if Purchaser and Seller jointly determine that such non-directed payment should be credited to another Final

Accounts Receivable, or to an Accounts Receivable that is recorded after the Closing Date, of such account debtor instead of such account debtor's oldest Final Accounts Receivable, the parties will credit the account of such account debtor accordingly. Further, in calculating the Adjustment Amount pursuant to this Section 4.17, any payments received by Purchaser or its Affiliates in respect of Final Accounts Receivable after the transfer of any Accounts Receivable to Seller pursuant to this Section 4.17 shall be credited as directed by the account debtor. If any unpaid Final Accounts Receivable are, after the transfer of such Final Accounts Receivable by Purchaser to Seller, ultimately collected by Purchaser or its Affiliates, Purchaser shall promptly notify Seller in writing of such collection and will transfer to Seller, in immediately available same day funds, such collected Reimbursed Accounts Receivable. In connection with the transfer by Purchaser to Seller of the unpaid Final Accounts Receivable, Purchaser agrees to execute and cause its Affiliates to execute such assignments, notices and other instruments as are reasonably requested by Seller in order to effectively transfer to Seller or its designee(s) such unpaid Final Accounts Receivable and vest in Seller or its designee(s) all rights in respect thereof. Purchaser shall not disclose the provisions of this Section 4.17 to any person other than its employees, advisors and agents who need to know such information in order for Purchaser to fulfill its obligations hereunder.

         (b) If Purchaser is entitled to receive funds equal to the Adjustment Amount pursuant to Section 4.17(a), an amount equal to the Adjustment Amount, in immediately available same day funds, will promptly be remitted to Purchaser from the Escrow Account in accordance with the terms of the Escrow Agreement; provided, however, that in no event shall Purchaser be entitled to receive, in the aggregate, funds in excess of the amount held in the Escrow Account, either pursuant to this Section 4.17, pursuant to Section 1.7, pursuant to Section 8.9 or pursuant to any other provision of this Agreement unless expressly permitted pursuant to Section 8.9 of this Agreement solely with respect to the Seller Surviving Covenants; and, provided further, all payments to Purchaser pursuant to this Section 4.17 shall only be made by the Escrow Agent out of the Escrow Account.

         (c) At and after such time as Purchaser assumes responsibility for the collection of the Final Accounts Receivable, Purchaser shall use its commercially reasonable efforts to collect all of the Final Accounts Receivable (including, but not limited to, the Reimbursed Accounts Receivable) at their full face value. In addition, so long as Seller has responsibility for the collection of the Final Accounts Receivable pursuant to any Collateral Agreement, Purchaser shall use its reasonable commercial efforts to assist Seller in collecting any Final Accounts Receivable. Purchaser shall not (i) release, waive or compromise any right in respect of any Final Account Receivable, or (ii) encourage or facilitate any failure or refusal to pay an Final Account Receivable. Each party hereto shall provide reasonable assistance to the other with respect to the collection of the Final Accounts Receivable.

         Section 4.18. Environmental Matters.

         (a) Purchaser acknowledges the existence of nitrates in the groundwater at Seller's plant in Millsboro, Delaware. Purchaser agrees that it will not bring any claim for indemnification against Seller or any of its Subsidiaries or Affiliates with respect to the such condition unless (i) nitrate levels in the groundwater increase above levels permitted under applicable Environmental Law and such non-compliance following the Closing is not caused by the actions of Purchaser or third parties, (ii) there has been an actual claim against Purchaser with respect to such condition by a Governmental Authority or third party, and (iii) the remediation ultimately required with respect to nitrates in the groundwater constitutes more than reactivation of the inactive extraction and discharge system in place as of the date of this Agreement.

         (b) Purchaser agrees that the presence of ACM in a condition that does not require abatement, removal or other remediation pursuant to Environmental Laws as of the Closing Date will not constitute a "Retained Liability" hereunder and that Purchaser will bring no claim for indemnification for removal or other remediation with respect to such ACM; provided, however, that any claim by Purchaser for indemnification with respect to ACM that is in a condition that requires removal or other remediation pursuant to Environmental Law as of the Closing Date will not be subject to the monetary limitations of Section 8.9, including the provisions in Section 8.9(d).

         (c) Purchaser agrees that it will have no claim for indemnification pursuant to this Agreement for a breach of (x) any representation, warranty, covenant or agreement of Sellers arising under or relating to Environmental Law or (y) a violation of, or liability under, Environmental Law, unless remediation or any other action by Purchaser is required by a Governmental Authority or other third party or if remediation or any other action by Purchaser is otherwise required by Applicable Law.

         Section 4.19. Trade Strategy and Consumer Strategy. Seller shall execute the Trade Events Calendar and the Consumer Events Calendar without material variation from their respective terms. On the date hereof, Seller shall notify (in writing with a copy to Purchaser) all of its sales employees and brokers of, and shall direct its employees and brokers to comply with, its policy not to load customers with product and its policy that all trade promotion funds must be used to drive consumption based programs or distribution only. Seller shall not engage in the practice of loading or any program, activity or other action that would reasonably be expected to result, directly or indirectly, in a trade buy-in that is significantly in excess of normal customer purchasing patterns consistent with past practice over the past twelve months.

                                   ARTICLE V

                           CERTAIN INCOME TAX MATTERS

         Section 5.1. Tax Matters.

         (a) Transfer Taxes. All excise, sales (including, without limitation, bulk sales), use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, if any, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, arising out of, in connection with, or attributable to the transactions effected pursuant to this Agreement (the "Transfer Taxes"), shall be borne and paid 50% by Seller and 50% by Purchaser, except with respect to Michigan real property transfer taxes which shall be borne by Seller. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party at least 10 days prior to the date for such Tax Returns are due to be filed (taking into account any valid extension). Except with respect to Michigan real property transfer taxes, if Seller is required under this Section 5.1(a) to file any such Tax Return, Seller shall notify Purchaser in writing of the amount of the Transfer Tax shown to be due on such Tax Return, and Purchaser shall reimburse Seller for 50% of the amount of such Transfer Tax in immediately available funds within 10 days of receipt of such notice. If Purchaser is required under this Section 5.1(a) to file any such Tax Return, Purchaser shall notify Seller in writing of the amount of the Transfer Tax shown to be due on such Tax Return, and Seller shall reimburse Purchaser for 50% of the amount of such Transfer Tax in immediately available funds within ten days of receipt of such notice.

         (b) Allocation of Purchase Price. Prior to Closing, the parties shall use their best efforts to agree to a written schedule allocating the Purchase Price and the Assumed Liabilities among the Acquired Assets and the Transition Services Agreement. Each of the parties hereto shall report the federal, state, local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such Purchase Price allocation schedule. Neither of the parties hereto shall, nor shall it permit any of its Affiliates to, take a position (except as required by Applicable Law) on any tax return, before any Governmental Authority charged with the collection of any Tax, or in any judicial proceeding, that is inconsistent with such Purchase Price allocation schedule.

         (c) Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall (and shall cause their respective Affiliates to):

                  (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to Transfer Taxes;

                  (ii) reasonably assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Section 5.1; and

                  (iii) reasonably cooperate in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Business.

Notwithstanding the foregoing or any other provision in this Agreement, neither Purchaser nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes of Seller, any of its Affiliates, or any of its predecessors other than information relating solely to the Business.

         (d) Endorsement. In accordance with Section 1146(c) of the Bankruptcy Code and subject to entry of the Sale Order, the instruments transferring the Acquired Assets to Purchaser shall contain the following endorsement:


         "This instrument has been authorized pursuant to order of the United States Bankruptcy Court for the District of Delaware, which order provides that it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. Section 1146(c)."

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

         Section 6.1. Conditions to the Obligations of Purchaser and Sellers. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver by the parties) prior to the Closing Date of the following conditions:

         (a) No Injunctions; Orders. There shall not be in effect any writ, Order or Applicable Law by any Governmental Authority of competent jurisdiction that prohibits, enjoins, materially delays or interferes with the sale or purchase of the Acquired Assets, the Business or the assumption of the Assumed Liabilities in accordance with this Agreement or that requires Purchaser to hold the Acquired Assets separate, restricts Purchaser's control of the Acquired Assets or the Business or requires Purchaser to divest any asset or business in connection with the acquisition of the Acquired Assets.

         (b) Certain Pending Litigation. There shall not be pending any material litigation brought by a Governmental Authority of competent jurisdiction seeking to prohibit, enjoin, materially delay or interfere with the sale or purchase of the Acquired Assets or the assumption of the Assumed Liabilities in accordance with this Agreement or that seeks to require Purchaser to hold the Acquired Assets separate, restrict Purchaser's control of the Acquired Assets or the Business or require Purchaser to divest any asset or business in connection with the acquisition of the Acquired Assets.

         (c) HSR and Foreign Competition Laws. All waiting periods and review periods under the HSR Act and any foreign antitrust or competition laws or regulations applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated.

         (d) Security Interest. The agent for Seller's banks shall have released its security interest in the Acquired Assets and all Liens on the Acquired Assets, other than Permitted Liens (excluding those Permitted Liens required to be removed by Seller pursuant to Section 4.1(r)), shall have been released.

         (e) [Intentionally omitted].

         (f) Escrow Agreement. The Escrow Agent shall have duly executed and delivered to Seller and Purchaser the Escrow Agreement.

         Section 6.2. Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) on the Closing Date of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Sellers contained herein shall be true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) and in all respects (in the case of any representation or warranty with any materiality qualification), in each case as of the date of this Agreement and as of the Closing as if made as of the Closing, except that the representations and warranties that are made as of a specific date need be true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) and in all respects (in the case of any representation or warranty with any materiality qualification) only as of such date. Purchaser shall have received a certificate from Seller signed by an officer thereof with respect to the foregoing.

         (b) Covenants. The covenants and agreements of Sellers to be performed on or prior to the Closing shall have been duly performed in all material respects. Purchaser shall have received a certificate from Seller signed by an officer thereof with respect to the foregoing.

         (c) Bill of Sale. Seller shall have duly executed and delivered to Purchaser the Bill of Sale.

         (d) Deeds. Seller shall have duly executed and delivered to Purchaser each of the Deeds together with any reasonably necessary transfer declaration or other filings.

         (e) [Intentionally omitted].

         (f) Intellectual Property Instruments. Seller shall have duly executed and delivered to Purchaser each of the Intellectual Property Instruments.

         (g) Collateral Agreements. Seller shall have duly executed and delivered to Purchaser each of the Collateral Agreements.

         (h) [Intentionally omitted].

         (i) Title Policies. Purchaser shall have received from a nationally recognized title insurance company (the "Title Company") satisfactory to Purchaser at Purchaser's expense, a fee owner's title insurance policy issued to Purchaser with respect to each Owned Real Property in form and substance satisfactory to Purchaser, together with endorsements reasonably requested by Purchaser, including, without limitation, access, zoning, comprehensive and contiguity endorsements, in an amount determined by Purchaser, insuring Purchaser and issued as of the Closing Date by the Title Company, showing Purchaser to have a fee simple title to each Owned Real Property, and a valid leasehold estate in each Leased Real Property, in each case subject only to Permitted Liens (excluding those Liens described in Section 2.12(a)(iii)). Seller shall have delivered to the Title Company any affidavits or indemnities required by the Title Company in connection with the delivery of the owner's title policies and leasehold title policies.

         (j) Surveys. Purchaser shall have received, at Purchaser's expense, a survey of each Owned Real Property, dated no earlier than the date of this Agreement, prepared by a certified or registered surveyor reasonably acceptable to Purchaser and the Title Company and certified to Purchaser and the Title Company, in form and substance satisfactory to Purchaser and the Title Company, complying with the current Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and (i) setting forth an accurate description of each parcel of Owned Real Property, (ii) locating all improvements, Liens (setting forth the recording information of any recorded instruments), setback lines, alleys, streets and roads, (iii) showing any encroachments upon or by any improvements on each Owned Real Property, and (iv) showing all dedicated public streets providing access to each Owned Real Property and the municipal address of any improvements located on each Owned Real Property.

         (k) Certificate of non-foreign status. Seller shall have duly executed and delivered to Purchaser a certificate of non-foreign status as provided in Treasury Regulations Section 1.1445-2(b).

         (l) No Business Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred, exist or come to exist since the date hereof that, individually or in the aggregate, has constituted or resulted in, or is reasonably likely to constitute or result in, a Business Material Adverse Effect.

         (m) ACV Distribution. The total points of all commodity volume ("ACV") distribution as measured by Information Resources Inc. ("IRI") for the U.S. Food channel total VFI Pickles and Relish (shelf stable and refrigerated) for any Standard IRI four week period ending after execution of this Agreement and on or prior to the Closing Date shall not be less than 2,250 total points. At the Closing, Purchaser shall have received a certificate from Seller signed by a duly authorized officer of Seller certifying the forgoing and that Seller has no Knowledge that ACV distribution should be less than 2,250 total points for any Standard IRI four week period during the twelve weeks after the Closing Date, and such certificate shall be true and correct in all material respects.

         (n) Bidding Procedures Order and Sale Order. The Bankruptcy Court shall have entered (i) the Bidding Procedures Order in form and substance reasonably satisfactory to Purchaser no later than 32 days after the filing of the Petition and (ii) the Sale Order in form and substance reasonably satisfactory to Purchaser no later than 32 days after the Bidding Procedures Order is entered by the Bankruptcy Court. The Sale Order shall have become final and non-appealable before the eleventh day following the entry of the Sale Order. The Sale Order shall contain a finding by the Bankruptcy Court that the transactions contemplated hereby are in good faith and otherwise satisfy the provisions of Section 363, including Section 363 (m), of the Bankruptcy Code.

         (o) Certain Third Party Consents. Notwithstanding Section 4.11 or anything else to the contrary in this Agreement, Seller shall have obtained and delivered to Purchaser, in form and substance reasonably satisfactory to Purchaser, the consents of third parties, if the Bankruptcy Court does not otherwise approve the assignment in form and substance reasonably satisfactory to Purchaser of such Contracts to Purchaser, listed on Exhibit 6.2(o) attached hereto and such consents shall be in full force and effect.

         (p) Crop Requirements. Seller shall be required, within two days after the Bankruptcy Court has entered the Sale Order, to demonstrate to the reasonable satisfaction of Purchaser that Seller has committed crops consistent with previous purchasing practices that are reasonably likely to be delivered in an amount sufficient to meet the requirements of the Business determined by reference to the requirements of the Business in prior years.

         Section 6.3. Conditions to the Obligations of Sellers. The obligation of Sellers to effect the Closing is subject to the satisfaction (or waiver by Sellers) on the Closing Date of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) and in all respects (in the case of any representation of warranty with any materiality qualification), in each case as of the date of this Agreement and as of the Closing as if made as of the Closing (except for changes permitted or contemplated by this Agreement and except that the representations and warranties that are made as of a specific date need be true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) and in all respects (in the case of any representation or warranty with any materiality qualification) only as of such date). Seller shall have received a certificate from Purchaser signed by an officer thereof with respect to the foregoing.

         (b) Covenants. The covenants and agreements of Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects. Seller shall have received a certificate from Purchaser signed by an officer thereof with respect to the foregoing.

         (c) Receipt of Adjusted Purchase Price. Seller shall have received from Purchaser the Adjusted Purchase Price (less the Escrow Amount) by wire transfer of immediately available same day funds.

         (d) Assumption Agreement. Purchaser shall have duly executed and delivered to Seller the Assumption Agreement.

         (e) Receipt of Escrow Amount. The Escrow Agent shall have received from Purchaser the Escrow Amount by wire transfer of immediately available same day funds.

         (f) Collateral Agreements. Purchaser shall have duly executed and delivered to Purchaser each of the Collateral Agreements.

                                  ARTICLE VII

                                  TERMINATION

         Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

         (a) by written agreement of Seller and Purchaser;

         (b) by either Seller or Purchaser, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to April 16, 2001 (the "Termination Date") (unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

         (c) by either Seller or Purchaser in the event that any Governmental Authority shall have issued a final, non-appealable Order or ruling or taken any other final, non-appealable action, or adopted any applicable state, federal or foreign law, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

         (d) by Seller, so long as any Seller is not then in breach of its obligations under this Agreement, upon a breach of any covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have been or become untrue, in each case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied; provided, however, that if any such breach is curable prior to the Termination Date by Purchaser through the use of its reasonable best efforts, for so long as Purchaser, following written notice with respect to such breach from Seller, shall be using its reasonable best efforts to cure such breach, Seller may not terminate this Agreement pursuant to this Section 7.1(d);

         (e) by Purchaser, so long as Purchaser is not then in breach of its obligations under this Agreement, upon a breach of any covenant or agreement on the part of Sellers set forth in this Agreement, or if any representation or warranty of Seller shall have been or become untrue, in each case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied; provided, however, that if any such breach is curable prior to the Termination Date by Sellers through the use of their reasonable best efforts, for so long as Sellers, following written notice with respect to such breach from Purchaser, shall be using their reasonable best efforts to cure such breach, Purchaser may not terminate this Agreement pursuant to this Section 7.1(e);

         (f) By Purchaser, if the Bankruptcy Court has not entered the Bidding Procedures Order within the time frame specified in Section 6.2(n); provided, however, that if the Bankruptcy Court has not entered the Bidding Procedures Order within the time frame specified in Section 6.2(n), and Purchaser does not exercise its right to terminate this Agreement pursuant to this Section 7.1(f) within 40 days after the filing of the Petition by Seller, then Purchaser shall be deemed to have irrevocably waived (x) its right to terminate this Agreement pursuant to this Section 7.1(f) and (y) the condition set forth in Section 6.2(n)(i) of this Agreement;

         (g) By Purchaser, if the Bankruptcy Court has not entered the Sale Order within the time frame specified in Section 6.2(n); provided, however, that if the Bankruptcy Court has not entered the Sale Order within the time frame specified in Section 6.2(n), and Purchaser does not exercise its right to terminate this Agreement pursuant to this Section 7.1(g) within 40 days after the Bankruptcy Court enters the Bidding Procedures Order, then Purchaser shall be deemed to have irrevocably waived (x) its right to terminate this Agreement pursuant to this Section 7.1(g) and (y) the condition set forth in Section 6.2(n)(ii) of this Agreement;

         (h) By Seller, if Seller accepts or is about to accept a Qualified Bid at the Auction other than that of Purchaser, provided that such termination shall be of no effect if Seller does not accept such Qualified Bid immediately after termination hereunder;

         (i) By Purchaser, if at any time the condition set forth in the first sentence of Section 6.2(m) would not be satisfied; provided, however, with respect to each delivery of IRI data by Seller to Purchaser (each, an "IRI Delivery"), that if such condition is not met and Purchaser does not exercise its right to terminate this Agreement pursuant to this Section 7.1(i) within five Business Days of receiving such IRI Delivery from Seller, then, with respect to each such IRI Delivery, Purchaser shall be deemed to have irrevocably waived (x) its right to terminate this Agreement pursuant to this Section 7.1(i), and (y) the condition set forth in Section 6.2(m) of this Agreement;

         (j) By Purchaser, if the Sale Order has not become final and non-appealable within the time frame specified in the second sentence of Section 6.2(n); provided, however, that if the such condition is not met and Purchaser does not exercise its right to terminate this Agreement pursuant to this Section 7.1(j) within 20 days after the Bankruptcy Court enters the Sale Order, then Purchaser shall be deemed to have irrevocably waived (x) its right to terminate this Agreement pursuant to this Section 7.1(j) and (y) the condition set forth in the second sentence of Section 6.2(n) of this Agreement;

         (k) By Purchaser, if Seller gives written notice to Purchaser that it is unable to obtain a consent required by Section 6.2(o); provided, however, that if Seller so notifies Purchaser and Purchaser does not exercise its right to terminate this Agreement pursuant to this Section 7.1(k) within five Business Days of receiving such notice from Seller, then, with respect to Seller's obligation to obtain such consent, Purchaser shall be deemed to have irrevocably waived (x) its right to terminate this Agreement pursuant to this Section 7.1(k), and (y) the condition set forth in Section 6.2(o); and

         (l) By Purchaser, in the event of an Auction Transaction.

         Section 7.2. Effect of Termination.(a) (a) In the event of the termination of this Agreement in accordance with Section 7.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers, employees or representatives, except for the obligations of the parties hereto contained in this Section 7.2, Sections 4.2(d), 4.7, 4.8(d), 4.16(d), 8.1, 8.6, 8.7, 8.8 and the Confidentiality Agreement by and between Seller and Purchaser, dated July 17, 2000 (the "Confidentiality Agreement"), and except that nothing herein will relieve any party from liability for any willful breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination (a "Willful Breach"); it being understood that (i) the acceptance by Sellers of a Bid other than Purchaser's and seeking the approval of the Bankruptcy Court of a Bid other than Purchaser's in each case in compliance with Section 4.16 and (ii) any reasonable act taken in good faith by Sellers after consultation with Purchaser and due consideration of Purchaser's comments and suggestions which is in violation of Section 4.1 but is necessary to protect the Business against a Business Material Adverse Effect, shall not constitute a Wilful Breach for purposes of this Section 7.2 only.

         (b) The parties acknowledge and agree that any claim for a Wilful Breach must be brought within 30 days after this Agreement is terminated.

         (c) Purchaser acknowledges and agrees that it may assert no claim against Sellers under this Agreement with respect to any breach of Section 4.16(d) by any Seller more than 13 months after the date of this Agreement.

         (d) Sellers acknowledge and agree that no Seller may assert any claim against Purchaser under this Agreement with respect to any breach of Section 4.2(d) more than 24 months after the termination of this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1. Notices. All notices and other communications hereunder shall be in writing and shall be effective upon receipt. Notice shall be given
(i) by personal delivery to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), (ii) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), or (iii) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow-up copy by reliable overnight courier service that next Business Day:

         if to Seller, to:

         Vlasic Foods International Inc.
         Vlasic Plaza
         Six Executive Campus
         Cherry Hill, New Jersey 08002-4112
         Attention:  General Counsel
         Telecopy:   (856) 969-7100
         Telephone:  (856) 969-7410

         with a copy (which shall not constitute notice) to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square
         New York, New York  10036
         Attention:  Nancy A. Lieberman, Esq.
         Telecopy:   (212) 735-2000
         Telephone:  (212) 735-3000

         if to Purchaser to:

         H.J. Heinz Company
         600 Grant Street
         Pittsburgh, PA  15219
         Attention:  General Counsel
         Telephone:  (412) 456-5711
         Telecopy:  (412) 456-6102

         with a copy (which shall not constitute notice) to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, NY  10022
         Attention:  Steven R. Gross, Esq.
         Telephone:  (212) 909-6000
         Telecopy:  (212) 909-6836

         Section 8.2. Amendment; Waiver; Invalidity. Any provision of this Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties hereto, or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         Section 8.3. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         Section 8.4. Entire Agreement; Disclosure Schedules. This Agreement (including the Seller Disclosure Schedule, the Purchaser Disclosure Schedule and all Exhibits hereto), the Collateral Agreements (when executed and delivered) the Bidding Procedures Order, the Sales Order and the documents, agreements, certificates and instruments referred to herein and therein contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which will remain in full force and effect for the term provided for therein, and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

         Section 8.5. No Third Party Beneficiaries. Except as provided in
Section 8.9 with respect to indemnification of Indemnified Parties (as defined in Section 8.9) hereunder, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

         Section 8.6. Fees and Expenses. Except as provided in Section 4.16 with respect to the Expense Reimbursement, whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein, each of the parties hereto shall bear its own costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby.

         Section 8.7. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Applicable Law or Order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by any such illegal, invalid or unenforceable provision or by its severance herefrom.

         Section 8.8. Governing Law. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF DELAWARE APPLICABLE HERETO. The parties hereby agree that, without limitation of any party's right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated herein, and (b) any and all claims, actions, causes of action, suits and proceedings relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent and submit to the jurisdiction of the Bankruptcy Court.

         Section 8.9. Indemnification.

         (a) By Sellers. Sellers covenant and agree to defend, indemnify and hold harmless Purchaser, its Affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person (collectively, the "Purchaser Indemnitees") from and against, and pay or reimburse the Purchaser Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

                  (i) any inaccuracy of any representation or warranty made by any Seller herein, or in any certificate delivered by an officer of any Seller pursuant hereto (a "Seller Certificate") or in any Collateral Agreement or in connection herewith or therewith;

                  (ii) any failure of any Seller to perform any covenant or agreement hereunder or under any Collateral Agreement or fulfill any other obligation in respect hereof or of any Collateral Agreement;

                  (iii) any and all Retained Liabilities or Retained Assets;

                  (iv) any and all Taxes (other than payroll Taxes) of any Seller and all Affiliates thereof relating to or arising out of the Business accruing, or with respect to any event or time period occurring, at or prior to Closing; and

                  (v) any and all liabilities in respect of employees of Seller or its Affiliates or Plans except to the extent assumed by Purchaser pursuant to Section 4.3.

Cap on Sellers' Indemnification Obligations. Sellers' obligation to indemnify Purchaser Indemnitees pursuant to this Agreement, any Seller Certificate or any Collateral Agreement for breaches or inaccuracies of representations or warranties, and for breaches or failures to perform covenants or agreements or to fulfill any other obligations set forth in this Agreement (except for (x) the Seller Surviving Covenants, and (y) solely to the extent expressly contemplated by this Section 8.9(a), the Environmental Covenants (as defined in this Section 8.9(a))), in any Seller Certificate or in any Collateral Agreement, shall not exceed the amount of funds held in the Escrow Account at the time such claims are made. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and Sellers acknowledge and agree (i) that the Escrow Account is the sole source of funding for any claims for indemnification by any Purchaser Indemnitee pursuant to this Agreement, any Seller Certificate or any Collateral Agreement (excluding (x) the Seller Surviving Covenants, which, if sufficient funds are not available in the Escrow Account, may, if there are claims for Losses, be satisfied from other sources, and (y) solely to the extent expressly contemplated by this Section 8.9(a), the Environmental Covenants) and (ii) that once any funds have been released out of the Escrow Account to Sellers as expressly contemplated by this Agreement, such funds shall cease to be subject to any claims for indemnification by any Purchaser Indemnitee pursuant to this Agreement, any Seller Certificate or any Collateral Agreement, including the Escrow Agreement; provided that any claim for indemnification asserted by a Purchaser Indemnitee pursuant to this Section 8.9 (x) with respect to a breach of a Seller Surviving Covenant, shall in no way be limited or restricted by the fact that such funds have been released from the Escrow Account to Seller and any such claim may be satisfied from Sellers' then existing assets and (y) with respect to a breach of an Environmental Covenant, shall be subject to the dollar limits set forth in the next sentence but otherwise shall in no way be limited or restricted by the fact that such funds have been released from the Escrow Account to Seller and such claim may be satisfied from Sellers' then existing assets. Purchaser acknowledges and agrees that with respect to any Purchaser Indemnitee that asserts a claim for indemnification with respect to a breach of Sections 1.4 and 8.9(a)(iii) arising under or relating to Environmental Law (collectively, the "Environmental Covenants"), after the Expiration Date but prior to the confirmation by the Bankruptcy Court of Seller's plan of reorganization, if such confirmation occurs after the Expiration Date, Sellers' obligation to indemnify all of such claims shall not exceed, in the aggregate, the amount of funds, if any, released from the Escrow Account to Seller after the Expiration Date pursuant to Section 4(h) of the Escrow Agreement.

         (b) By Purchaser. Purchaser covenants and agrees to defend, indemnify and hold harmless Sellers, their respective Affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person (collectively, the "Seller Indemnitees") from and against any and all Losses resulting from or arising out of:

                  (i) any inaccuracy in any representation or warranty by Purchaser made or contained herein, in any certificate delivered by an officer of Purchaser pursuant hereto (a "Purchaser Certificate") or in any Collateral Agreement or in connection herewith or therewith;

                  (ii) any failure of Purchaser to perform any covenant or agreement made or contained herein or any Collateral Agreement or fulfill any other obligation in respect thereof;

                  (iii) the Assumed Liabilities; and

                  (iv) the operation of the Business by Purchaser or Purchaser's ownership, operation or use of the Acquired Assets following the Closing Date, except, in the case of this clause (iv), to the extent such Losses result from the Retained Liabilities or constitute Losses for which Sellers are required to indemnify the Purchaser Indemnitees under Section 8.9(a).

         (c) Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), written notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party,
(ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of the Purchaser to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 8.9 and the records of each shall be available to the other with respect to such defense.

         (d) Indemnification Limitations.

                  (i) No indemnification under Section 8.9(a)(i) (except with respect to Section 2.11(d) or Section 2.11(e)) shall be required with respect to any individual item of Loss unless the aggregate of all Losses of the Purchaser Indemnified Parties described in Section 8.9(a) of this Agreement shall exceed $1,000,000, in which case Sellers shall be liable only for the Losses in excess of such amount.

                  (ii) No indemnification under Section 8.9(a)(i) or (a)(ii) shall be required for Losses with respect to any special, consequential or punitive damages arising out of the gross negligence of Seller in satisfying its obligations under the Transition Services Agreement unless the aggregate of all such special, consequential and punitive damages shall exceed $500,000, in which case Sellers shall be liable only for the special, consequential and punitive damages which constitute Losses in excess of such amount.

         (e) Remedies Exclusive; Limitations on Remedies in this Agreement and the Collateral Agreements. The rights and remedies provided in this Section 8.9 and Section 4.3 shall be the sole and exclusive remedy for any breach of or inaccuracy in any representation or warranty or any breach of any covenant or agreement contained in this Agreement, in any Seller Certificate, in any Purchaser Certificate or in any Collateral Agreement, provided that nothing herein shall limit the rights of either party to seek and obtain injunctive relief to specifically enforce the other party's obligations.

         (f) Survival of Representations, Warranties, Covenants and Agreements.

                  (i) Sellers' Representations, Warranties, Covenants and Agreements. The representations and warranties of Seller contained in
         (i) Sections 2.21 and 2.22 of this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, for a period ending on the date the Final Closing Balance Sheet is finally determined in accordance with Section 1.7 and
         (ii) Section 2.23 shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, for a period ending seven months from the Closing Date (collectively, the "Terminating Representations"). The covenants and agreements made by Sellers and set forth in the Escrow Agreement shall survive the Closing and shall terminate as provided in Section 9 of the Escrow Agreement. The covenants and agreements made by Sellers which are contained in the Transition Services Agreement shall survive the Closing and shall terminate with respect to a particular Service (as defined in the Transition Services Agreement) 30 days after Seller terminates the provision of such Service to Purchaser, provided that (i) all other covenants and agreements made by Sellers set forth in the Transition Services Agreement and (ii) notwithstanding anything to the contrary in this Agreement, representations and warranties made by Sellers in or with respect to the Transition Services Agreement shall terminate 30 days after the Transition Services Agreement terminates. The Environmental Covenants shall survive the Closing for a period ending on the later of (x) the Expiration Date and (y) the confirmation by the Bankruptcy Court of Seller's plan of reorganization. Except for (v) the Terminating Representations, (w) the covenants and agreements made by Sellers and set forth in the Escrow Agreement, (x) the representations, warranties, covenants and agreements of Seller contained in or relating to the Transition Services Agreement, (y) the Environmental Covenants and (z) the Seller Surviving Covenants, the representations, warranties, covenants and agreements made by Sellers which are contained in this Agreement, in any Seller Certificate or in the Escrow Agreement shall survive the execution and delivery of this Agreement, any Seller Certificate or the Escrow Agreement, as the case may be, any examination by or on behalf of the parties hereto or thereto and the completion of the transactions contemplated herein or therein, for a period ending on the Expiration Date. All claims for indemnification (except with respect to the Seller Surviving Covenants) under this Agreement, any Seller Certificate or the Collateral Agreements must be asserted in a written notice to Seller prior to the expiration of the relevant survival period set forth above. So long as a Purchaser Indemnitee asserts a claim for indemnification before the expiration of the applicable survival period, such Purchaser Indemnitee shall be deemed to have preserved its rights to indemnification pursuant to this Section 8.9 regardless of when such claim is ultimately liquidated.

                  (ii) Purchaser's Representations, Warranties, Covenants and Agreements. The covenants and agreements made by Purchaser and set forth in the Escrow Agreement shall survive the Closing and shall terminate as provided in Section 9 of the Escrow Agreement. The covenants and agreements made by Purchaser which are contained in the Transition Services Agreement shall survive the Closing and shall terminate with respect to a particular Service 30 days after Seller terminates the provision of such Service to Purchaser; provided that
         (i) all other covenants and agreements made by Purchaser and set forth in the Transition Services Agreement and (ii) notwithstanding anything to the contrary in this Agreement, representations and warranties made by Purchaser in or with respect to the Transition Services Agreement shall terminate 30 days after the Transition Services Agreement terminates; and, provided further, that the covenants and agreements made by Purchaser and contained in Section 4(d) of the Transition Services Agreement shall terminate one year after the Transition Services Agreement terminates. Except for the covenants made by Purchaser and set forth in the Escrow Agreement, the representations, warranties, covenants and agreements made by Purchaser which are contained in or relate to the Transition Services Agreement and the Purchaser Surviving Covenants, the representations, warranties, covenants and agreements made by Purchaser which are contained in this Agreement, in any Purchaser Certificate or in the Escrow Agreement shall survive the execution and delivery of this Agreement, such Purchaser Certificate or the Escrow Agreement, as the case may be, any examination by or on behalf of the parties hereto or thereto and the completion of the transactions contemplated herein or therein, for a period ending on the Expiration Date. All claims for indemnification (except with respect to the Purchaser Surviving Covenants) under this Agreement or the Collateral Agreements must be asserted in a written notice to Purchaser prior to the expiration of the relevant survival period set forth above.

         So long as a Seller Indemnitee asserts a claim for indemnification before the expiration of the applicable survival period, such Seller Indemnitee shall be deemed to have preserved its rights to indemnification pursuant to this Section 8.9 regardless of when such claim is ultimately liquidated.

         (g) Indemnification Adjustment. The amount of any Losses shall be reduced by any amount received by an Indemnified Party under any insurance coverage or from any other party alleged to be responsible therefor (net of any cost of recovery), and such Indemnified Party shall either (i) use reasonable commercial efforts to collect any amounts available under such insurance coverage or from such other party alleged to have responsibility or (ii) assign to the Indemnifying Party responsible for reimbursing such Losses all of its rights to collect under any insurance coverage or from any other party alleged to be responsible therefor; provided, however, that such Indemnified Party shall be restricted from assigning such rights, and such Indemnifying Party shall be under no obligation to accept any such assignment, if such collection rights are non-assignable or if such Indemnifying Party reasonably determines that the assignment of such rights would materially decrease the amount of funds (net of any cost of recovery) that such Indemnifying Party would otherwise be entitled to receive pursuant to this Section 8.9(g) with respect to such Losses. If an Indemnified Party receives an amount under insurance coverage or from such other party with respect to Losses at any time subsequent to any indemnification provided by this Section 8.9, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made to the Indemnified Party by such Indemnifying Party (net of any cost of recovery) in connection with providing such indemnification up to such amount received by the Indemnified Party. In addition, no Indemnified Party shall be entitled to any duplication of reimbursement or indemnification with respect to any Losses which constitute a breach of more than one representation, warranty, covenant or agreement contained herein. The parties acknowledge and agree that if any Purchaser Indemnitee or any Seller receives funds under any insurance coverage or from any third party as contemplated by this Section 8.9(g), and at such time funds still remain in the Escrow Account, then such Purchaser Indemnitee or such Seller shall promptly deliver such funds (net of any cost of recovery) in an amount, when added to the funds already held in the Escrow Account, not to exceed the Escrow Amount (if the First Distribution has not occurred) or, if the First Distribution has occurred, in an amount, when added to the funds already held in the Escrow Account, not to exceed $10,000,000, in either case to the Escrow Agent to be placed into the Escrow Account.

         (h) Escrow Agent Notices.

                  (i) Purchaser and Seller agree that if Purchaser, or another Purchaser Indemnitee, submits a claim for indemnification pursuant to this Section 8.9 that Seller does not dispute by delivering written notice to Purchaser within 20 calendar days of the date it receives written notice of such claim, Purchaser and Seller shall promptly prepare and deliver a written notice to the Escrow Agent, in accordance with the terms and conditions of the Escrow Agreement, which states the identity of the appropriate Purchaser Indemnitee and the amount of Losses suffered by such Purchaser Indemnitee that are subject to indemnification pursuant to this Section 8.9.

                  (ii) Purchaser and Seller agree that if Seller disputes any matter with respect to a claim for indemnification pursuant to this
         Section 8.9, whether or not such claim is based on a third party claim, then Purchaser and Seller shall, once there has been a Final Determination (as defined in the Escrow Agreement) of such claim, promptly prepare and deliver a written notice to the Escrow Agent, in accordance with the terms and conditions of the Escrow Agreement, which states the identity of the appropriate Purchaser Indemnitee and the amount of Losses, if any, suffered by such Purchaser Indemnitee that are subject to indemnification pursuant to this Section 8.9.

         (i) Seller Surviving Covenants.

         (A) The covenants and agreements made by Sellers and set forth in Sections 4.3(a)(ii), 4.3(a)(iii), 4.3(f), 4.3(g), 4.14, 8.1, 8.2, 8.3, 8.4, 8.5,
8.8, 8.9(a)(iv), 8.9(a)(v), the portion of Section 8.9(a) under the heading "Cap on Sellers' Indemnification Obligations," 8.9(c), 8.9(e), 8.9(f), 8.9(g), 8.9(h), this Section 8.9(i), 8.11, 8.12 and 8.13, and Article V of this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto, the completion of the transactions contemplated herein and indefinitely thereafter, and shall be deemed to be "Seller Surviving Covenants" for purposes of this Agreement. In addition, for purposes of this Agreement, the following covenants and agreements made by Seller shall be deemed to be "Seller Surviving Covenants" and shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto, the completion of the transactions contemplated herein and indefinitely thereafter, except to the extent described below:

                  (i) the covenants and agreements made by Sellers and set forth in Section 1.4, except with respect to the Environmental Covenants which survive in accordance with the terms set forth in Sections 8.9(a) and (f)(i) (each to the extent it relates to Environmental Covenants);

                  (ii) the covenants and agreements made by Sellers and set forth in Section 4.6, but only to the extent that they relate to actions or failures to act that occur after the Expiration Date; provided, however, that it is understood and agreed by Purchaser and Sellers that any claim for indemnification for Losses by any Purchaser Indemnitee pursuant to Section 8.9 with respect to breaches of Section
         4.6 with respect to actions or failures to act by Sellers that occur prior to the Expiration Date must be asserted prior to the Expiration Date;

                  (iii) the covenants and agreements made by Seller and set forth in Section 4.9; provided, however, that it is understood and agreed by Purchaser and Sellers that no claim for indemnification for Losses by any Purchaser Indemnitee pursuant to Section 8.9 with respect to breaches of Section 4.9 may be asserted more than 45 days after the date that Seller delivers to Purchaser the notice contemplated by Section 4.9 (the "Seller Post-Delivery Date"), whether or not Purchaser elects to obtain some or all of the records subject to such notice; and provided further, that it is understood and agreed by Purchaser and Sellers that any claim for indemnification for Losses by any Purchaser Indemnitee pursuant to Section 8.9 with respect to breaches of Section 4.9 with respect to actions or failures to act by Sellers that occur prior to the Seller Post-Delivery Date must be asserted prior to the Seller Post-Delivery Date;

                  (iv) the covenants and agreements made by Seller and set forth in Section 4.10, but only to the extent that they relate to actions or failures to act that occur after the Expiration Date; provided, however, that it is understood and agreed by Purchaser and Sellers that no claim for indemnification for Losses by any Purchaser Indemnitee pursuant to Section 8.9 with respect to breaches of Section 4.10 may be asserted more than 25 months after the Closing Date; and provided, further, that it is understood and agreed by Purchaser and Sellers that any claim for indemnification for Losses by any Purchaser Indemnitee pursuant to Section 8.9 with respect to breaches of Section 4.10 with respect to actions or failures to act by Seller that occur prior to the Expiration Date must be asserted prior to the Expiration Date; and

                  (v) the covenants and agreements made by Sellers and set forth in Section 8.9(a)(iii), except with respect to the Environmental Covenants which survive in accordance with the terms set forth in Sections 8.9(a) and (f)(i) (each to the extent it relates to Environmental Covenants).

         (j) Purchaser Surviving Covenants.

                  (A) The covenants and agreements made by Purchaser and set forth in Sections 1.3, 4.3(a)(ii), 4.3(a)(iii), 4.3(b), 4.3(d), 4.3(e), 4.3(f),
4.3(g), 4.3(h), 4.4, 4.18, 8.1, 8.2, 8.3, 8.4, 8.5, 8.8, the portion of Section
8.9(a) under the heading "Cap on Sellers' Indemnification Obligations", 8.9(b)(iii), 8.9(b)(iv), 8.9(c), 8.9(e), 8.9(f), 8.9(g), 8.9(h), this 8.9(j),
8.11 and 8.13, and Article V of this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto, the completion of the transactions contemplated herein and indefinitely thereafter, and shall be deemed to be "Purchaser Surviving Covenants" for purposes of this Agreement. In addition, for purposes of this Agreement, the following covenants and agreements made by Purchaser shall be deemed to be "Purchaser Surviving Covenants" and shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto, the completion of the transactions contemplated herein and indefinitely thereafter, except to the extent described below:

                  (i) the covenants and agreements made by Purchaser and set forth in Section 4.6, but only to the extent that they relate to actions or failures to act that occur after the Expiration Date; provided, that it is understood and agreed by Purchaser and Sellers that any claim for indemnification for Losses by any Seller Indemnitee pursuant to Section 8.9 with respect to breaches of Section 4.6 with respect to actions or failures to act by Purchaser that occur prior to the Expiration Date must be asserted prior to the Expiration Date;

                  (ii) the covenants and agreements made by Purchaser and set forth in Section 4.9; provided, however, that it is understood and agreed by Purchaser and Sellers that no claim for indemnification for Losses by any Seller Indemnitee pursuant to Section 8.9 with respect to breaches of Section 4.9 may be asserted more than 45 days after the date that Purchaser delivers to Seller the notice contemplated by
         Section 4.9 (the "Purchaser Post-Delivery Date"), whether or not Seller elects to obtain some or all of the records subject to such notice; and provided further, that it is understood and agreed by Purchaser and Sellers that any claim for indemnification for Losses by any Seller Indemnitee pursuant to Section 8.9 with respect to breaches of Section
         4.9 with respect to actions or failures to act by Purchaser that occur prior to the Purchaser Post-Delivery Date must be asserted prior to the Purchaser Post-Delivery Date;

                  (iii) the covenants and agreements made by Purchaser and set forth in Section 4.10, but only to the extent that they relate to actions or failures to act that occur after the Expiration Date; provided, however, that it is understood and agreed by Purchaser and Sellers that no claim for indemnification for Losses by any Seller Indemnitee pursuant to Section 8.9 with respect to breaches of Section
         4.10 may be asserted more than 19 months after the Closing Date; and provided, further, that it is understood and agreed by Purchaser and Sellers that any claim for indemnification for Losses by any Seller Indemnitee pursuant to Section 8.9 with respect to breaches of Section
         4.10 with respect to actions or failures to act by Purchaser that occur prior to the Expiration Date must be asserted prior to the Expiration Date; and

                  (iv) the covenants and agreements made by Purchaser and set forth in Section 4.14, but only to the extent that they relate to actions or failures to act that occur after the Expiration Date; provided, however, that it is understood and agreed by Purchaser and Sellers that no claim for indemnification for Losses by any Seller Indemnitee pursuant to Section 8.9 with respect to breaches of Section
         4.14 may be asserted more than 19 months after the Closing Date; and provided, further, that it is understood and agreed by Purchaser and Sellers that any claim for indemnification for Losses by any Seller Indemnitee pursuant to Section 8.9 with respect to breaches of Section
         4.14 with respect to actions or failures to act by Purchaser that occur prior to the Expiration Date must be asserted prior to the Expiration Date.

         Section 8.10. Counterparts. This Agreement may be executed by the parties hereto in one or more separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

         Section 8.11. Certain Definitions. As used in this Agreement:

         (a) the term "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made;

         (b) the term "Applicable Law" means any domestic or foreign federal, state or local statute, law (including common law), ordinance, rule, administrative interpretation, regulation or Order applicable to the parties hereto;

         (c) the term "Institutional and Food Service Industry" means schools, hospitals, restaurants, delis and other formats, either free-standing or contained within a Retail Industry outlet, where food is purchased in a form which does not require further preparation, for on-premises serving and consumption or "takeout" consumption in transit or at home, as well as the wholesalers and distributors who sell to the above entities;

         (d) the term "Lien" means any mortgage, pledge, hypothecation, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, title defect, title retention agreement, voting trust agreement, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts;

         (e) the term "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization;

         (f) the term "Retail Industry" means stores and other outlets primarily engaged in retail sales of food products to consumers for off-premises preparation and consumption; and

         (g) the term "Subsidiary" means a Person as to which a designated Person owns directly or indirectly more than 50% of the voting equity.

         Section 8.12. Sellers' Obligations. Sellers agree that their obligations hereunder shall be joint and several.

         Section 8.13. Interpretation.

         (a) The heading references herein and the table of contents hereto are inserted for convenience of reference only, do not constitute a part of this Agreement and shall in no way be construed to define, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way be deemed to limit or affect any of the provisions hereof. All references to "Section," "Sections," "Article" or "Articles" refer to the corresponding Section, Sections, Article or Articles of this Agreement unless specifically noted otherwise.

         (b) In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         (c) Notwithstanding anything to the contrary contained in this Agreement, the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, any information disclosed in one section of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, shall be deemed to be disclosed in all sections of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, to which it would reasonably be deemed to be pertinent. Certain information set forth in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement, and the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller or Purchaser, as the case may be, in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

         (d) The words "hereof," "herein," "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (e) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

         (f) The terms "dollars" and "$" shall mean United States dollars, unless otherwise indicated.

         (g) The term "control" shall mean, as applied to any Person, the possession directly or indirectly of the power to direct or cause the direction of the management of such Person through the ownership of voting securities or otherwise and the terms "controlling" and "controlled" have the correlative meanings.

         (h) Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" unless the context requires otherwise.

         (i) The term "each Seller" shall mean each of Seller, VFB and each other Subsidiary of Seller transferring any Acquired Assets to Purchaser hereunder, and the term "any Seller" shall mean any of Seller, VFB or any other Subsidiary of Seller transferring any Acquired Assets to Purchaser hereunder.

         IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.



                                            VLASIC FOODS INTERNATIONAL INC.



                                            By: ________________________________
                                                Name:
                                                Title:



                                            VF BRANDS, INC.


                                            By: ________________________________
                                                Name:
                                                Title:



                                            H.J. HEINZ COMPANY


                                            By: ________________________________
                                                Name:
                                                Title:

                                TABLE OF CONTENTS
                                                                            Page

                                    ARTICLE I
                                 SALE OF ASSETS

Section 1.1. Acquired Assets...................................................2

Section 1.2. Retained Assets...................................................4

Section 1.3. Assumed Liabilities...............................................5

Section 1.4. Retained Liabilities..............................................6

Section 1.5. Transfer of Assets and Assumption of Assumed Liabilities..........6

Section 1.6. Purchase Price....................................................7

Section 1.7. Working Capital Adjustment........................................7

Section 1.8. Time and Place of Closing........................................10

Section 1.9. Deliveries by Seller.............................................11

Section 1.10. Deliveries by Purchaser.........................................11

Section 1.11. Post-Closing Arrangements.......................................12

Section 1.12. Escrow Agreement................................................12


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Section 2.1. Corporate Existence and Power....................................13

Section 2.2. Authority of Seller; Binding Effect..............................13

Section 2.3. Governmental Authorization.......................................14

Section 2.4. Non-Contravention................................................15

Section 2.5. Financial Statements.............................................15

Section 2.6. Absence of Undisclosed Liabilities...............................16

Section 2.7. Absence of Certain Changes.......................................16

Section 2.8. Contracts........................................................16

Section 2.9. Litigation.......................................................18

Section 2.10. Compliance with Applicable Laws.................................19

Section 2.11. Environmental Compliance........................................19

Section 2.12. Real Property; Title to Acquired Assets.........................21

Section 2.13. Intellectual Property...........................................23

Section 2.14. Employee Benefit Plans; ERISA...................................24

Section 2.15. Labor Relations and Employment..................................25

Section 2.16. Taxes...........................................................26

Section 2.17. Brokerage and Financial Advisers................................26

Section 2.18. Customers; Suppliers............................................26

Section 2.19. Inventory.......................................................27

Section 2.20. Insurance.......................................................27

Section 2.21. Receivables.....................................................27

Section 2.22. Trade Spending..................................................28

Section 2.23. Information Technology..........................................28

Section 2.24. Assets Necessary to the Business................................29

Section 2.25. No Other Representations........................................29


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 3.1. Corporate Existence and Power....................................29

Section 3.2. Authority........................................................29

Section 3.3. Governmental Authorization.......................................30

Section 3.4. Non-Contravention................................................30

Section 3.5. Compliance with Applicable Laws..................................30

Section 3.6. Litigation.......................................................31

Section 3.7. Brokerage and Financial Advisers.................................31

Section 3.8. Availability of Funds............................................31

Section 3.9. No Other Representations.........................................31


                                   ARTICLE IV
                            COVENANTS OF THE PARTIES

Section 4.1. Conduct of Business..............................................31

Section 4.2. Reasonable Best Efforts..........................................33

Section 4.3. Employee Matters.................................................34

Section 4.4. Seller's Trademarks..............................................38

Section 4.5. Further Assurances...............................................38

Section 4.6. Post-Closing Cooperation.........................................38

Section 4.7. Announcement.....................................................39

Section 4.8. Access to Information............................................39

Section 4.9. Maintenance of Books and Records.................................40

Section 4.10. Non-Solicitation of Employees...................................41

Section 4.11. Transfers Not Effected as of Closing............................42

Section 4.12. Bulk Sales Laws.................................................42

Section 4.13. Collateral Agreements...........................................42

Section 4.14. Trademark Matters...............................................42

Section 4.15. Submission for Court Approval...................................44

Section 4.16. Bidding Procedures..............................................44

Section 4.17. Accounts Receivable.............................................47

Section 4.18. Environmental Matters...........................................48

Section 4.19. Trade Strategy and Consumer Strategy............................49

                                    ARTICLE V
                           CERTAIN INCOME TAX MATTERS

Section 5.1. Tax Matters......................................................49


                                   ARTICLE VI
                              CONDITIONS TO CLOSING

Section 6.1. Conditions to the Obligations of Purchaser and Sellers...........51

Section 6.2. Conditions to the Obligations of Purchaser.......................52

Section 6.3. Conditions to the Obligations of Sellers.........................54


                                   ARTICLE VII
                                   TERMINATION

Section 7.1. Termination......................................................55

Section 7.2. Effect of Termination............................................57


                                  ARTICLE VIII
                                  MISCELLANEOUS

Section 8.1. Notices..........................................................57

Section 8.2. Amendment; Waiver; Invalidity....................................57

Section 8.3. Assignment; Binding Effect.......................................59

Section 8.4. Entire Agreement; Disclosure Schedules...........................59

Section 8.5. No Third Party Beneficiaries.....................................59

Section 8.6. Fees and Expenses................................................59

Section 8.7. Invalid Provisions...............................................59

Section 8.8. Governing Law....................................................59

Section 8.9. Indemnification..................................................60

Section 8.10. Counterparts....................................................68

Section 8.11. Certain Definitions.............................................69

Section 8.12. Sellers' Obligations............................................69

Section 8.13. Interpretation..................................................69


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

                             INDEX OF DEFINED TERMS

                                                                            Page

Accounts Receivable............................................................3
ACM...........................................................................21
Acquired Assets............................................................2, 21
ACV...........................................................................55
Additional Employees..........................................................36
Adjusted Purchase Price........................................................7
Adjustment Amount.............................................................49
Adjustment Date...............................................................49
Administrative Agent..........................................................48
Affected Employees............................................................36
Affiliate.....................................................................71
Agreement......................................................................1
Alternative Transaction.......................................................48
Applicable Law................................................................71
Assumed Liabilities............................................................5
Assumption Agreement...........................................................7
Auction.......................................................................48
Auction Transaction...........................................................48
Auditor........................................................................9
Bankruptcy Case................................................................1
Bankruptcy Code................................................................1
Bankruptcy Court...............................................................1
Bid...........................................................................47
Bid Deadline..................................................................47
Bidding Procedures............................................................46
Bidding Procedures Order......................................................46
Bill of Sale...................................................................6
Break-Up Fee..................................................................49
Business.......................................................................1
Business Day..................................................................11
Business Material Adverse Effect..............................................14
Closing.......................................................................11
Closing Balance Sheet..........................................................7
Closing Date..................................................................11
Closing Net Working Capital Amount.............................................8
Code..........................................................................26
Collateral Agreements.........................................................44
Confidentiality Agreement.....................................................59
Consumer Events Calendar......................................................29
Contractor....................................................................41
Contracts......................................................................3
Deeds..........................................................................7
Definitive Sale Documentation.................................................47


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

Determination Date.............................................................9
dollars.......................................................................73
Environmental Covenants.......................................................64
Environmental Laws............................................................21
ERISA.........................................................................25
ERISA Affiliate...............................................................25
Escrow Account................................................................13
Escrow Agent..................................................................12
Escrow Agreement..............................................................13
Escrow Amount.................................................................13
Estimated Net Working Capital..................................................7
Excluded Information..........................................................29
Expense Reimbursement.........................................................49
Expiration Date...............................................................13
Final Accounts Receivable.....................................................49
Final Closing Balance Sheet....................................................9
Final Net Working Capital Amount...............................................9
Financial Statements..........................................................16
First Distribution............................................................13
GAAP...........................................................................8
Governmental Authority........................................................15
Hazardous Substances..........................................................21
Headquarters Employee.........................................................43
HSR Act.......................................................................15
Indemnified Party.............................................................64
Indemnifying Party............................................................64
Independent Database..........................................................42
Institutional and Food Service Industry.......................................71
Intellectual Property..........................................................3
Intellectual Property Instruments..............................................7
Interest Rate..................................................................9
Inventory......................................................................2
IP License Agreements.........................................................24
IRI Delivery..................................................................58
IRS...........................................................................25
Knowledge of Seller...........................................................19
Leased Real Property..........................................................22
Licensees.....................................................................44
Lien..........................................................................72
Losses........................................................................63
Material Contracts............................................................17
Net Working Capital............................................................8
Order.........................................................................15
Owned Real Property...........................................................22
Patents........................................................................2
Permit........................................................................15


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

Permitted Liens...............................................................21
Person........................................................................72
Petition.......................................................................1
Pickles Business...............................................................1
Plan..........................................................................25
Plant Employees...............................................................36
Principal Amount...............................................................9
Promotion and Price Data......................................................41
Purchase Price.................................................................7
Purchaser......................................................................1
Purchaser Certificate.........................................................64
Purchaser Disclosure Schedule.................................................30
Purchaser Indemnitees.........................................................62
Purchaser Post-Delivery Date..................................................70
Purchaser Receivables Notice..................................................49
Purchaser Representatives.....................................................36
Purchaser Surviving Covenants.................................................70
Purchaser's Accountant.........................................................8
Purchaser's Defined Benefit Plan..............................................38
Qualified Bid.................................................................47
Qualified Bidder..............................................................47
Real Property.................................................................22
Real Property Laws............................................................23
Receivables Notice............................................................49
Reference Balance Sheet.......................................................16
Regulatory Authorizations.....................................................35
Retail Industry...............................................................72
Retained Assets................................................................4
Retained Liabilities...........................................................6
Sale..........................................................................46
Sale Hearing..................................................................46
Sale Order....................................................................14
Sauce Business.................................................................1
Seller.........................................................................1
Seller Certificate............................................................63
Seller Disclosure Schedule....................................................13
Seller Indemnitees............................................................64
Seller Post-Delivery Date.....................................................69
Seller Surviving Covenants....................................................69
Sellers........................................................................1
Seller's Accountant............................................................7
Seller's Defined Benefit Plans................................................38
Seller's Defined Contribution Plans...........................................37
Seller's Trademarks...........................................................40
Subsequent Monthly Financial Statements.......................................41
Subsidiary....................................................................72


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


Tax...........................................................................27
Tax Return....................................................................27
Taxes.........................................................................27
Terminating Representations...................................................66
Termination Date..............................................................57
Title Company.................................................................55
Trade Events Calendar.........................................................29
Trademarks.....................................................................2
Transfer Taxes................................................................52
Transferred Employees.........................................................37
Transition Services Agreement.................................................44
Transitional License..........................................................45
Transitional Sublicense.......................................................45
Vested Transferred Employees..................................................39
VFB............................................................................1
Vlasic Marks..................................................................44
WARN..........................................................................39
WARN Obligations..............................................................39
Willful Breach................................................................59
Working Capital Shortfall......................................................9


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